Exhibit 10.4

EXECUTION VERSION

OTG MANAGEMENT, LLC

$100,000,000 ORIGINAL PRINCIPAL AMOUNT OF

15.00% NOTES DUE JUNE 11, 2018

NOTE PURCHASE AGREEMENT

 DATED AS OF DECEMBER 11, 2012

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	6H.	Amendment or Waivers of First Lien Credit Documents	26
	6I.	Use of Proceeds	27
	6J.	Limitation on Issuance of Indebtedness	27
	6K.	Blatstein Compensation	27
	6L.	Limitation on Payment of Certain Indebtedness	28

7.	EVENTS OF DEFAULT		28
	7A.	Acceleration	28
	7B.	Rescission of Acceleration	30
	7C.	Notice of Acceleration or Rescission	30
	7D.	Other Remedies	31
	7E.	Certain Cure Rights	31

8.	REPRESENTATIONS AND WARRANTIES		31
	8A.	Organization, Powers, Qualification, Good Standing, Business and
		Subsidiaries	32
	8B.	Authorization of Issuance, etc	32
	8C.	Financial Condition	33
	8D.	No Material Adverse Change	34
	8E.	Title to Properties; Liens; Real Property; Intellectual Property	34
	8F.	Litigation; Adverse Facts	35
	8G.	Payment of Taxes	35
	8H.	Performance of Agreements	35
	8I.	Governmental Regulation	35
	8J.	Compliance with Laws	35
	8K.	Securities Activities	35
	8L.	Employee Benefit Plans	36
	8M.	Solvency	37
	8N.	Disclosure	37
	8O.	Related Agreements	37
	8P.	Foreign Assets Control Regulations, etc	37
	8Q.	Rule 144A	38
	8R.	Offering of Notes	38

9.	REPRESENTATIONS OF EACH PURCHASER		38
	9A.	Nature of Purchase	38
	9B.	Legends	39
	9C.	Access to Information	40
	9D.	Authorization	40

10.	DEFINITIONS; ACCOUNTING MATTERS		40
	10A.	Terms	40
	10B.	Accounting and Legal Principles, Terms and Determinations	64
	10C.	Terms Generally	65

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11.	MISCELLANEOUS		65
	11A.	Note Payments	65
	11B.	Expenses; Indemnification	66
	11C.	Consent to Amendments	67
	11D.	Form, Registration, Transfer and Exchange of Notes; Lost Notes	67
	11E.	Persons Deemed Owners	68
	11F.	Survival of Representations and Warranties; Entire Agreement	68
	11G.	Successors and Assigns	69
	11H.	Independence of Covenants	69
	11I.	Notices	69
	11J.	Payments Due on Non-Business Days	69
	11K.	Satisfaction Requirement	69
	11L.	Governing Law	70
	11M.	Submission to Jurisdiction and Service of Process	70
	11N.	Reserved	71
	11O.	Waiver of Jury Trial	71
	11P.	Judgments	71
	11Q.	Currency	71
	11R.	Severability	71
	11S.	Descriptive Headings; Advice of Counsel; Interpretation	71
	11T.	Counterparts	71
	11U.	Severalty of Obligations	72
	11V.	Confidentiality	72
	11W.	Replacement of Holders in Certain Circumstances	73

12.	COLLATERAL AGENT		73
	12A.	Appointment of Collateral Agent	73
	12B.	Collateral Agent’s Resignation	73
	12C.	Standard of Conduct	73
	12D.	Nature of Duties	74
	12E.	Indemnification	74
	12F.	Collateral Matters	74

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SCHEDULES

PURCHASER SCHEDULE

3A(2)	CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP
6A(2)	EXISTING RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS
8A	ORGANIZATION; SUBSIDIARIES
8E(2)	REAL PROPERTY
8E(3)	INTELLECTUAL PROPERTY
10E	EXISTING LETTERS OF CREDIT
10I	INVESTOR NOTES
10J	JV ENTITIES
10P	EXISTING LIENS

EXHIBITS

EXHIBIT A	--	FORM OF NOTE
EXHIBIT B	--	FORM OF DISBURSEMENT DIRECTION LETTER
EXHIBIT C	--	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT D	--	FORM OF GUARANTY
EXHIBIT E	--	FORM OF VCOC MANAGEMENT RIGHTS
AGREEMENT
EXHIBIT F	--	[RESERVED]
EXHIBIT G	--	FORM OF FINANCIAL CONDITION CERTIFICATE
EXHIBIT H	--	[RESERVED]
EXHIBIT I	--	FORM OF BLATSTEIN PLEDGE AGREEMENT
EXHIBIT J	--	FORM OF ISSUANCE REQUEST

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OTG MANAGEMENT, LLC

One International Plaza, Suite 130

Philadelphia, PA 19113

                   As of December 11, 2012

To Each Person Named in the

Purchaser Schedule Attached Hereto

Ladies and Gentlemen:

The undersigned, OTG Management, LLC, a Delaware limited liability company (the “Company”), hereby agrees with each Person named in the Purchaser Schedule attached hereto (herein called the “Purchasers”) as set forth below. Reference is made to Paragraph 10 hereof for definitions of capitalized terms used herein and not otherwise defined herein.

1.             AUTHORIZATION OF ISSUE.

1A.      Notes. Company has authorized the issuance to the Purchasers of notes in the aggregate principal amount of $100,000,000, to be dated the date of issue thereof, to mature June 11, 2018, to bear interest as provided in Paragraph 1B below and to be in the form of Exhibit A hereto (the “Notes”). The term “Notes” as used herein shall include each such promissory note delivered pursuant to any provision of this Agreement and each such promissory note delivered in substitution or exchange for, or otherwise in respect of, any other Note pursuant to any such provision.

1B.      Interest on the Notes. Company shall pay interest on the unpaid principal amount of the Notes at the rates and times and in the manner set forth below.

(1)      Rate of Interest. Each Note shall bear interest on the unpaid principal amount thereof from the date issued through the date such Note is paid in full (whether upon final maturity, by prepayment, acceleration or otherwise) at the Applicable Interest Rate; provided that payment will be made in cash only of interest accrued on the Notes at the rate of 6.00% per annum, and the remaining accrued interest shall be capitalized and added quarterly (on each Interest Payment Date) to the outstanding principal amount of the Notes (such capitalized interest, “PIK Interest”). Once capitalized, PIK Interest shall become a part of the outstanding principal amount of the Notes and shall thereafter bear interest at the Applicable Interest Rate or the Default Rate, as applicable. Interest on the Notes shall be computed on the basis of a 360-day year and twelve 30-day months.

(2)      Interest Payments. Interest on each Note shall be payable (a) quarterly in arrears on the last day of March, June, September and December of each year (each such date an “Interest Payment Date”), commencing on the last day of December 2012, (b) upon any payment or prepayment with respect to such Note (to the extent accrued on the amount being paid or prepaid) and (c) on the Maturity Date (or such other time as such Note becomes due and payable, whether by acceleration or otherwise).

(3)      Default Rate. Upon the occurrence and during the continuance of any Event of Default as described in Paragraph 7A, all Obligations shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws whether or not allowed in such proceeding) at a rate per annum equal to 2.00% per annum in excess of the rate otherwise applicable thereto (the “Default Rate”). Such interest shall be capitalized and added to the principal amount of the Notes on each Interest Payment Date.

(4)      Cash Payment at Maturity. Notwithstanding anything herein to the contrary, any payment of accrued but unpaid interest at the maturity of a Note (or at such other time as payment of the principal amount of such Note or any portion thereof is due (as a result of prepayment, acceleration or otherwise)) shall be made in cash only.

2.             PURCHASE AND SALE OF NOTES.

2A.      Initial Issuance. On the Closing Date, Company hereby agrees to sell to each Purchaser, and, subject to the terms and conditions herein set forth, each Purchaser agrees to purchase from Company, at par, the aggregate principal amount of Notes set forth opposite such Purchaser’s name under the column “Initial Issuance” in the Purchaser Schedule attached hereto (the “Initial Issuance”). Company will deliver to each Purchaser, at the office of Schulte Roth & Zabel LLP in New York, New York or at such other location as Company and the Purchasers may agree, one or more Notes registered in such Purchaser’s name (or, if specified in the Purchaser Schedule, in the name of the nominee(s) for such Purchaser specified in the Purchaser Schedule), evidencing the aggregate principal amount of Notes to be purchased by such Purchaser and in the denomination or denominations specified with respect to such Purchaser in the Purchaser Schedule against payment of the purchase price thereof by transfer of immediately available funds on the closing date, which shall be December 11, 2012 or any other date upon which the Transaction Parties and the Purchasers may mutually agree, subject to the satisfaction of the conditions specified in Paragraph 3A (herein called the “Closing Date”), for credit to the account or accounts as shall be specified in the Flow of Funds Agreement.

2B.      Subsequent Issuances. Company may sell to each Purchaser, and, subject to the terms and conditions herein set forth, each Purchaser agrees to purchase from Company, on not more than two separate dates in the aggregate principal amount of $12,500,000 on each such date, during the period from the Closing Date to the date that is 30 months following the Closing Date, at par, additional Notes in an aggregate principal amount of Notes set forth opposite such Purchaser’s name under the column “Subsequent Issuances” in the Purchaser Schedule attached hereto (each a “Subsequent Issuance”). Company will deliver to each Purchaser, at the office of Schulte Roth & Zabel LLP in New York, New York or at such other location as Company and the Purchasers may agree, one or more Notes registered in such Purchaser’s name (or, at the request of the Purchaser, in the name of the nominee(s) for such Purchaser specified to the Company), evidencing the aggregate principal amount of Notes to be purchased by such Purchaser and in the denomination or denominations specified with respect to such Purchaser in the Purchaser Schedule against payment of the purchase price thereof by transfer of immediately available funds on the subsequent issuance closing date, which shall be any date upon which the Transaction Parties and the Purchasers may mutually agree subject to the satisfaction of the conditions set forth in Paragraph 3B (herein called the “Subsequent Issuance Date”), for credit to the account or accounts as shall be specified in a letter, in substantially the form of Exhibit B hereto, from Company to the Purchasers delivered at least one Business Day prior to the Subsequent Issuance Date.

2C.      Subsequent Issuance Procedures.

(1)      With respect to each Subsequent Issuance, the Company shall provide each Purchaser with a request for a Subsequent Issuance not later than 10:00 a.m. (New York City time) on the date that is fifteen (15) Business Days prior to the date of such Subsequent Issuance. Each such request for a Subsequent Issuance (an “Issuance Request”) shall be in writing in substantially the form of Exhibit J hereto, specifying therein (i) the aggregate principal amount of Notes proposed to be issued (such Subsequent Issuance to be allocated among the Purchasers ratably) and (ii) the date of such proposed Subsequent Issuance.

(2)      Each Issuance Request delivered to the Purchasers shall be irrevocable and the Company shall be bound to issue Notes in accordance therewith.

(3)      If on the date of any proposed Subsequent Issuance, the Company shall fail to deliver to any Purchaser its Note as provided herein, or any of the applicable conditions specified in Paragraph 3B shall not have been fulfilled to any Purchaser’s reasonable satisfaction, such Purchaser shall, at its election, be relieved of all further obligations hereunder solely with respect to such Subsequent Issuance, without thereby waiving any other rights, including rights with respect to future Subsequent Issuances, it may have by reason of such failure or such nonfulfillment.

2D.      Additional Amounts.

(1)      Original Issue Discount. As consideration for the purchasing of the Notes by the Purchasers from the Company and as payment for the use of the proceeds of the Notes, the Company agrees that, notwithstanding anything contained in any Note Document to the contrary, the proceeds of the Notes to be issued under this Agreement pursuant to the Initial Issuance shall be made at a discount of 4.0%. The funding by the Purchasers to the Company of $72,000,000 on the Closing Date shall be deemed to satisfy the obligations of the Purchasers under the Note Documents with respect to the Initial Issuance. Notwithstanding the foregoing, the Company shall repay to the Purchasers the full principal amount of $75,000,000 of the Notes issued pursuant to the Initial Issuance in accordance with the terms of the Note Documents, without setoff, deduction, offset or counterclaim, it being understood and agreed that any discount shall be deemed fully-earned upon funding and shall be non-refundable. The parties agree that such discounted amount shall be treated for U.S. tax purposes as adjustments to purchase price and as original issue discount and all parties agree to report such amounts accordingly.

(2)      Subsequent Issuance Original Issue Discount. As consideration for the purchasing of the Notes by the Purchasers from the Company on each Subsequent Issuance Date and as payment for the use of the proceeds of the Notes issued on each Subsequent Issuance Date, the Company agrees that, notwithstanding anything contained in any Note Document to the contrary, the proceeds of the Notes to be issued under this Agreement pursuant to any Subsequent Issuance shall be made at a discount equal to the product of (a) the principal amount of Notes issued in connection with such Subsequent Issuance, times (b) the amount set forth in the table below corresponding to the remaining period to the Maturity Date as of the date of such Subsequent Issuance (the net proceeds of such Subsequent Issuance, after giving effect to such discount are hereinafter referred to as the “Discounted Proceeds Amount”). The funding by the Purchasers to the Company of the Discounted Proceeds Amount on each Subsequent Issuance Date shall be deemed to satisfy the obligations of the Purchasers under the Note Documents with respect to such Subsequent Issuance. Notwithstanding the foregoing, the Company shall repay to the Purchasers the full face amount of the Notes issued on each Subsequent Issuance Date in accordance with the terms of the Note Documents, without setoff, deduction, offset or counterclaim, it being understood and agreed that any discount shall be deemed fully-earned upon funding and shall be non-refundable. The parties agree that such discounted amount shall be treated for U.S. tax purposes as adjustments to purchase price and as original issue discount and all parties agree to report such amounts accordingly:

Date:	Amount:
Less than 42 quarters to Maturity Date	0.125%
Less than 41 quarters to Maturity Date	0.250%
Less than 40 quarters to Maturity Date	0.375%
Less than 39 quarters to Maturity Date	0.500%
Less than 38 quarters to Maturity Date	0.625%
Less than 37 quarters to Maturity Date	0.750%
Less than 36 quarters to Maturity Date	0.875%
Less than 35 quarters to Maturity Date	1.000%
Less than 34 quarters to Maturity Date	1.125%
Less than 33 quarters to Maturity Date	1.250%

3.             CONDITIONS TO ISSUANCES.

3A.      Conditions to Initial Issuance. Each Purchaser’s obligation to purchase and pay for the Notes to be purchased by such Purchaser hereunder is subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

(1)      Documents. Each Purchaser shall have received copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance reasonably satisfactory to such Purchaser, dated the Closing Date unless otherwise indicated herein, and in full force and effect on the Closing Date:

(a)      the Note or Notes to be purchased by such Purchaser;

(b)     a Guaranty Agreement made by the Guarantors in favor of the Purchasers in the form of Exhibit D hereto (as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof, herein called the “Guaranty”);

(c)      a Management Rights Agreements between Company and each Purchaser that is intended to qualify as a venture capital operating company under the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101 in the form of Exhibit E hereto (as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof, herein called the “VCOC Management Rights Agreement”);

(d)    the Blatstein Pledge Agreement, together with copies of the original stock certificates delivered to the First Lien Agent representing all of the outstanding shares of Capital Stock of OTG and the Parent legally and/or beneficially owned by Eric J. Blatstein, accompanied by undated transfer powers executed in blank and other proper instruments of transfer;

(e)      appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Blatstein Pledge Agreement;

(f)      the Flow of Funds Agreement, duly executed by each of the parties thereto;

(g)     the Warrants, the Warrant Purchase Agreement and the other Warrant Documents;

(h)     the Intercreditor Agreement;

(i)      the Intercompany Subordination Agreement, duly executed by each Transaction Party;

(j)      the Contribution Agreement, duly executed by each Transaction Party;

(k)     a secretary’s certificate signed by the Secretary or Assistant Secretary and one other Authorized Officer of each of the Transaction Parties certifying (i) as to the name, titles and true signatures of the Authorized Officers of such Person authorized to sign the Note Documents to which such Person is a party and the other documents to be delivered in connection with this Agreement, (ii) that attached thereto is a true, accurate and complete copy of the certificate of incorporation (or equivalent document) of such Person, certified by the Secretary of State (or other relevant Governmental Authority) of the state of such Person’s formation as of a recent date and as in full force and effect on the Closing Date, (iii) that attached thereto is a true, accurate and complete copy of the by-laws, operating agreement or partnership agreement of such Person as in effect on the Closing Date and in effect immediately prior to and at all times since the adoption of the resolutions referred to in the following clause (iv) and (iv) that attached thereto is a true, accurate and complete copy of the resolutions of the Governing Body of such Person, duly adopted at a meeting of such Governing Body or by unanimous written consent, authorizing the execution, delivery and performance of the Note Documents to which such Person is a party, and that such resolutions have not been amended, modified, revoked or rescinded, are in full force and effect and are the only resolutions of such Governing Body (or any committee thereof) relating to the subject matter thereof;

(l)      a certificate of good standing for each of the Transaction Parties from the secretary of state (or other relevant governmental authority) of the jurisdiction of such Person’s formation and, in each case, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes then due and payable from the appropriate taxing authority of such jurisdiction, each dated as of a recent date prior to the Closing Date;

(m)    a certificate with respect to the insurance coverage of each Transaction Party;

(n)   a subordination agreement, in form and substance reasonably satisfactory to the Purchasers, duly executed by OTG, the Parent, the Company and Eric J. Blatstein;

(o)     subordination agreements, in form and substance reasonably satisfactory to the Purchasers, with respect to the Investor Notes; and

(p)    evidence that the initial funding of the First Lien Credit Agreement on the Closing Date has occurred (or shall occur substantially simultaneously with the Initial Issuance hereunder).

(2)      Corporate and Capital Structure; Ownership. The corporate organizational structure, capital structure and ownership of OTG, the Parent and its Subsidiaries is as set forth on Schedule 3A(2) annexed hereto.

(3)      Representations and Warranties; Performance of Agreements. Company shall have delivered to each Purchaser an Officer’s Certificate in form and substance reasonably satisfactory to such Purchaser to the effect that the representations and warranties in Paragraph 8 hereof are true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true and correct in all material respects on and as of such earlier date) (in each case except to the extent such representation and warranty is qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects) and that the Transaction Parties shall have performed all agreements and satisfied all conditions (other than such conditions, the satisfaction of which are in the discretion of the Purchasers) which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Purchasers

(4)        Financial Statements; Pro Forma Financial Statements. On or before the Closing Date, Purchasers shall have received from Company (i) the audited consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of (A) OTG and (B) the Parent and its Subsidiaries for the Fiscal Year ended December 25, 2011, (ii) the unaudited consolidated balance sheets of (A) OTG and (B) the Parent and its Subsidiaries for the ten months ended October 31, 2012, and the related consolidated statements of operations, shareholder’s equity and cash flows for the ten months then ended, and (iii) projected quarterly balance sheets, income statements and statements of cash flows of OTG and the Parent and its Subsidiaries for the period from the first day of the first quarter of 2013 through the last day of the fourth quarter of 2016. Such projections shall be believed by the Parent at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Parent, and shall have been based on assumptions believed by the Parent to be reasonable at the time made, and the Parent shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect (it being recognized by the Purchasers that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Parent’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

(5)        Opinions of Transaction Parties’ Counsel. Each Purchaser shall have received an opinion of Weil, Gotshal & Manges LLP, special counsel for the Transaction Parties, and Christopher Redd, in-house counsel to the Transaction Parties, in each case, in form and substance reasonably satisfactory to the Purchasers, dated the Closing Date and each Transaction Party, by its execution of the Note Documents, hereby requests and authorizes such counsel to deliver such opinions to Purchasers.

(6)        Solvency. Immediately after giving effect to the issuance of the Notes and the consummation of the other Transactions contemplated to occur on the Closing Date, (a) (i) the Company, and (ii) the Transaction Parties and their respective Subsidiaries, on a consolidated basis, shall be Solvent, and (b) the Company shall have delivered a Financial Condition Certificate dated as of the Closing Date and addressed to each Purchaser, and in form and substance reasonably satisfactory to the Purchasers, demonstrating that after giving effect to the consummation of the Transactions, (i) the Company is and will be, and (ii) the Transaction Parties and their respective Subsidiaries, on a consolidated basis, are and will be, Solvent.

(7)       Necessary Authorizations and Consents; Expiration of Waiting Periods, etc. Each Transaction Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are required in connection with the transactions contemplated by the Note Documents. Each such Governmental Authorization and consent shall be in full force and effect.

(8)       Payoff of Certain Existing Indebtedness. Each Purchaser shall have received (i) the results of a recent search, by a Person reasonably satisfactory to the Purchasers, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Transaction Party, together with copies of all such filings disclosed by such search, (ii) a payoff letter from each lender of any existing Indebtedness that will be paid off on the Closing Date, in form and substance reasonably satisfactory to the Purchasers, together with duly completed UCC termination statements, and authorization (subject to the payoff of such Indebtedness) of the filing thereof from the applicable secured party, as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Permitted Liens), releases of mortgage Liens and other instruments, documents and/or agreements necessary or appropriate to terminate any Liens in favor of such lenders securing existing Indebtedness which is to be paid off on the Closing Date, duly executed and in form and substance reasonably satisfactory to the Purchasers.

(9)       Maximum Senior Leverage Ratio. Company shall have delivered to each Purchaser an Officer’s Certificate, duly executed by the chief financial officer of the Company, demonstrating in reasonable detail that after giving effect to the incurrence of the First Lien Debt, the issuance of the Notes, and the other Transactions proposed to be consummated on the Closing Date, the Senior Leverage Ratio (calculated as of the most recently-ended Fiscal Quarter of the Parent and its Subsidiaries for which financial statements are available, on a pro forma basis in a manner reasonably satisfactory to the Purchasers) does not exceed 4.00 to 1.00.

(10)      First Lien Credit Documents. Each Purchaser shall have received a copy of the First Lien Credit Agreement, and each other First Lien Credit Document, certified in an Officer’s Certificate dated the Closing Date as (a) being correct and complete, (b) being in full force and effect and (c) not having been modified or waived. The First Lien Credit Agreement shall be in form and substance reasonably satisfactory to the Purchasers.

(11)      Fees and Expenses. Without limiting the provisions of Paragraph 11B hereof, Company shall have paid the reasonable fees, charges and disbursements of Schulte Roth & Zabel LLP, special counsel to the Purchasers.

(12)        No Default. No event shall have occurred and be continuing or could result from the consummation of any of the Transactions that could constitute a Default or an Event of Default or could reasonably be expected to result in a Material Adverse Effect.

(13)        No Legal Bar. No order, judgment or decree of any arbitrator or Governmental Authority shall purport to enjoin or restrain such Purchaser from purchasing the Notes on the Closing Date and the Initial Issuance shall not contravene any law, rule or regulation applicable to any Transaction Party.

(14)        “Know Your Customer” Information. Each Purchaser shall have received documentation required by bank regulatory authorities under applicable “know your customer” rules and regulations at least three (3) Business Days prior to the Closing Date, to the extent requested by such Purchaser not less than seven (7) Business Days prior to the Closing Date.

3B.           Conditions to Subsequent Issuances. Each Purchaser’s obligation to purchase and pay for the Notes to be purchased by such Purchaser hereunder after the Closing Date is subject to the satisfaction or waiver, on or before the Subsequent Issuance Date, of the following conditions:

(1)          Documents. Each Purchaser shall have received copies of all of the following, each duly executed and delivered by the party or parties thereto, in form and substance reasonably satisfactory to such Purchaser, dated the Subsequent Issuance Date unless otherwise indicated herein, and in full force and effect on the Subsequent Issuance Date:

(a)          the Note or Notes to be purchased by such Purchaser;

(b)         an Officer’s Certificate delivered by an Authorized Officer of Company certifying to each Purchaser that the proceeds of the Subsequent Issuance are being used for either a Specified Warrant Purchase or a Permitted Project and attaching thereto a detailed sources and uses statement, in form and substance reasonably satisfactory to the Holders, and to the extent required pursuant to the definition of the term “Permitted Project”, the approval of the Required Holders with respect to such project; and

(c)          an Issuance Request, delivered in accordance with Paragraph 2C.

(2)          Representations and Warranties; Performance of Agreements. Company shall have delivered to each Purchaser an Officer’s Certificate, in form and substance reasonably satisfactory to such Purchaser, to the effect that the representations and warranties in Paragraph 8 hereof are true and correct in all material respects on and as of the Subsequent Issuance Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true and correct in all material respects on and as of such earlier date) (in each case except to the extent such representation and warranty is qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects) and that the Transaction Parties shall have performed all agreements and satisfied all conditions (other than such conditions, the satisfaction of which are in the discretion of the Purchasers) which this Agreement provides shall be performed or satisfied by it on or before the Subsequent Issuance Date except as otherwise disclosed to and agreed to in writing by Purchasers.

(3)          Solvency. Immediately after giving effect to the issuance of the Notes and contemplated to occur on the Subsequent Issuance Date, (a) (i) the Company, and (ii) the Transaction Parties and their respective Subsidiaries, on a consolidated basis, shall be Solvent, and (b) the Company shall have delivered a Financial Condition Certificate dated as of the Subsequent Issuance Date and addressed to each Purchaser, and in form and substance reasonably satisfactory to the Purchasers demonstrating that after giving effect to the Subsequent Issuance, (i) the Company is and will be, and (ii) the Transaction Parties and their respective Subsidiaries, on a consolidated basis, are and will be, Solvent.

(4)          Necessary Authorizations and Consents; Expiration of Waiting Periods, etc. Each Transaction Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are required in connection with the transactions contemplated by the Note Documents with respect to such Subsequent Issuance. Each such Governmental Authorization and consent shall be in full force and effect.

(5)          Maximum Pro-Forma Senior Leverage Ratio. Company shall have delivered to each Purchasers an Officer’s Certificate, duly executed by the chief financial officer of the Company, demonstrating in reasonable detail that the Senior Leverage Ratio (calculated as of the most recently-ended Fiscal Quarter of the Parent and its Subsidiaries for which financial statements are available on a pro-forma basis in a manner reasonably satisfactory to Purchasers) does not exceed 4.00 to 1.00.

(6)          No Default. No event shall have occurred and be continuing or could result from the consummation of the Subsequent Issuance that could constitute a Default or an Event of Default or could reasonably be expected to result in a Material Adverse Effect.

(7)          No Legal Bar. No order, judgment or decree of any arbitrator or Governmental Authority shall purport to enjoin or restrain such Purchaser from purchasing the Notes on the Subsequent Issuance Date and the Subsequent Issuance shall not contravene any law, rule or regulation applicable to any Transaction Party.

4.           PREPAYMENTS; MATURITY. The Notes shall be subject to prepayment and repayment as set forth herein.

4A.         Required Repayment at Maturity. The entire outstanding principal amount of the Notes, together with all accrued and unpaid interest thereon, shall become due and payable in cash on the Maturity Date (or, if earlier, as otherwise provided in this Agreement or the Notes).

4B.         Optional Prepayments. The Notes shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $500,000 and a minimum of $1,000,000 on any one occurrence (unless paying the entire outstanding principal amount of the Notes), at the option of Company, at 100% of the principal amount so prepaid plus accrued and unpaid interest thereon to the prepayment date (provided that payment of all such interest shall be made in cash only), plus the Prepayment Premium with respect to each Note to be so prepaid.

4C.         Notice of Optional Prepayment. In the event Company shall desire to prepay Notes pursuant to the terms of Paragraph 4B, Company shall give written notice of such prepayment by a reputable nationally recognized overnight courier service, prepaid and preaddressed, sent not less than 5 days and not more than 60 days prior to the prepayment date, to each Holder. Each notice shall state: (1) that such notice is being given by Company in accordance with Paragraph 4C of this Agreement and that such prepayment is being effected pursuant to Paragraph 4B, (2) the date fixed for prepayment, which shall be a Business Day, (3) the aggregate principal amount of Notes to be prepaid and the principal amount of Notes held by each Holder to be prepaid and the accrued and unpaid interest that will be paid in connection with such prepayment, (4) the Prepayment Premium payable with respect to each Note and (5) that Company’s obligation to prepay the Notes is irrevocable. Upon giving any such notice of prepayment, Company shall become irrevocably obligated to prepay the aggregate principal amount of the Notes specified in such notice. Notwithstanding the foregoing clauses of this Paragraph 4C, a notice of prepayment delivered by the Company to each Holder may state that such notice is conditional upon the effectiveness of other credit facilities or transactions, in which case such notice may be revoked by the Company (by notice to each Holder on or prior to the specified effective date) if such condition is not satisfied.

4D.         Partial Payments Pro Rata. Upon any partial prepayment of the Notes pursuant to Paragraph 4B hereof, the principal amount so prepaid shall be allocated pro rata to all Notes at the time outstanding in proportion to the respective outstanding principal amounts thereof.

4E.         Mandatory Prepayments Due to Change of Control. On the date of the occurrence of any Change of Control, Company shall prepay all Obligations outstanding hereunder, under the Notes and under all other Note Documents.

4F.         Retirement of Notes. Any Notes prepaid or otherwise retired or purchased or otherwise acquired by the Transaction Parties or any of their Affiliates shall not be deemed to be outstanding for any purpose under this Agreement.

4G.         Taxes.

(1)          Payments Free of Taxes. Except as required by Applicable Law and subject to clause (2) below, any and all payments by or on account of any obligation of Company under this Agreement and the other Note Documents shall be without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes.

(2)          Grossing-up of Payments. If Company or any other Person is required by Applicable Law (as determined in the good faith discretion of the Company) to make any deduction or withholding on account of any Tax from any sum paid or payable by Company to any Holder under any of the Note Documents:

(a)           Company shall notify such Holder of any such requirement or any change in any such requirement within a reasonable time (but in any event within 20 days) after Company becomes aware of it;

(b)           Company shall be entitled to make such deduction or withholding and shall timely pay any such Tax to the relevant Governmental Authority when such Tax is due, in accordance with Applicable Law;

(c)           If such Tax is an Indemnified Tax, the sum payable by Company shall be increased to the extent necessary so that, after making the required deductions or withholding (including deductions and withholding applicable to additional sums payable under this Paragraph 4G(2)(c)), such Holder, as the case may be, receives on the due date an amount equal to the sum it would have received had no such deduction or withholding been required or made; and

(d)           As soon as practicable after paying any Tax to a Governmental Authority which it is required by clause (b) above to pay, Company shall deliver to such Holder the original or a certified copy of an official receipt or other document satisfactory to the Holder to evidence the payment and its remittance to the relevant Governmental Authority.

(3)          Indemnification by Company. Company shall indemnify each Holder, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including for the full amount of any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Paragraph 4G(3)) paid by such Holder or required to be withheld or deducted from a payment to such Holder, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability for which indemnification is sought from Company shall be delivered to Company by a Holder and shall be presumptively correct absent manifest error.

(4)          Tax Status of Holders. Unless not legally entitled to do so, or if in the Holder’s reasonable judgment such completion, execution or submission of such documentation (other than such documentation set forth in Section 4G(4)(c), (d) and (e), below) would subject such Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Holder:

(a)           any Holder, if requested by Company, shall deliver such forms or other documentation prescribed by Applicable Law or reasonably requested by Company as will enable Company to determine whether or not such Holder is subject to backup withholding or information reporting requirements;

(b)          any Foreign Holder that is entitled to an exemption from or reduction of any Tax with respect to payments hereunder or under any other Loan Document shall deliver to Company, on or prior to the date on which such Foreign Holder becomes a Holder under this Agreement (and from time to time thereafter, upon request by Company, to the extent necessary in the determination of Company, in the reasonable exercise of its discretion), such properly completed and duly executed forms or other documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding;

(c)          without limiting the generality of the foregoing, any Foreign Holder shall deliver to Company (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Holder becomes a Holder under this Agreement (and from time to time thereafter, upon request by Company, to the extent necessary in the determination of Company, in the reasonable exercise of its discretion), whichever of the following is applicable:

(i)           properly completed and duly executed originals of Internal Revenue Service Form W-8BEN, or any successor form thereto, claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)          to the extent a Foreign Holder is not the beneficial owner, properly completed and duly executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Holder is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Holder may provide a duly executed certificate to the effect that such direct or indirect partner is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Company or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Internal Revenue Code on behalf of each such direct or indirect partner,

(iii)         properly completed and duly executed originals of Internal Revenue Service Form W-8ECI, or any successor form thereto, certifying that the payments received from the Company hereunder are effectively connected with such Foreign Holder’s conduct of a trade or business in the United States,

(iv)         in the case of a Foreign Holder claiming the benefits of the “portfolio interest” exemption under Section 881(c) of the Internal Revenue Code, (a) a duly executed certificate to the effect that such Foreign Holder is not (i) a “bank” within the meaning of Section 881(c)(3)(a) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 881(c)(3)(b) of the Internal Revenue Code) of Company or (iii) a controlled foreign corporation described in Section 881(c)(3)(c) of the Internal Revenue Code and (b) properly completed and duly executed originals of Internal Revenue Service Form W-8BEN, or any successor form thereto,

(v)          properly completed and duly executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in any Tax, in each case together with such supplementary documentation as may be prescribed by Applicable Law to permit Company to determine the withholding or deduction required to be made, if any;

(d)           without limiting the generality of the foregoing, any Holder that is a U.S. Person shall deliver to Company (in such number of copies as shall be requested by the Company) on or prior to the date on which such Holder becomes a Holder under this Agreement (and from time to time thereafter as prescribed by Applicable Law or upon the request of Company), duly executed and properly completed copies of Internal Revenue Service Form W-9; and

(e)           if a payment made to a Holder under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Holder shall deliver to Company at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Company such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Company as may be necessary for Company to comply with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(f)           each Holder agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company in writing of its legal inability to do so.

(5)           Treatment of Certain Refunds. If any Holder determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Company or with respect to which Company has paid additional amounts pursuant to this Paragraph 4G, it shall reasonably promptly pay to Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Company under this Paragraph 4G with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Holder and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Company, upon the request of such Holder, agrees to repay the amount paid over to Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Holder in the event that such Holder is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subclause (5), in no event will the Holder be required to pay any amount to the Company pursuant to this subclause (5) the payment of which would place the Holder in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise with respect to such refund Tax had never been paid. This paragraph shall not be construed to require such Holder to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Company or any other Person.

4H.         Purchase Price Allocation. The Purchasers and the Company agree that the Notes and the Warrants constitute an “investment unit” for purposes of Section 1273(c)(2) of the Internal Revenue Code. The Purchasers and the Company mutually agree that the allocation of the issue price of such investment unit among the Notes and the Warrants in accordance with Section 1273(c)(2) of the Internal Revenue Code and Treasury Regulation Section 1.1273-2(h) shall be an aggregate amount of $1,080,000 allocated to the Warrants and the balance of the Purchase Price allocated to the Notes, and neither the Purchasers nor the Company shall take any position inconsistent with such allocation in any tax return or in any judicial or administrative proceeding in respect of taxes.

5.           AFFIRMATIVE UNDERTAKINGS. Company covenants and agrees that so long as any Note, or any Obligations (other than Unasserted Obligations) arising under or otherwise relating to any Note, remains outstanding, unless the Required Holders shall otherwise give prior written consent, Company shall perform, and shall cause OTG, the Parent and each of its Subsidiaries to perform, all undertakings in this Paragraph 5.

5A.         Reporting Obligations. Company will maintain, and cause OTG, the Parent and each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP, subject, in the case of the preparation of any unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Company will deliver to each Holder:

(1)           Events of Default, etc.: as soon as possible, and in any event within three (3) Business Days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of Company setting forth the details of such Event of Default or Default or other event or development that could reasonably be expected to have a Material Adverse Effect and the action which the affected Transaction Party proposes to take with respect thereto;

(2)           Quarterly Financials: as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first full fiscal quarter of the Parent and its Subsidiaries ending after the Closing Date, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of (A) the Parent and its Subsidiaries and (B) OTG, in each case, as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year and the corresponding figures from the financial projections for the current Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of (1) the Parent and its Subsidiaries and (2) OTG, in each case, as of the end of such quarter and the results of operations and cash flows of (x) the Parent and its Subsidiaries and (y) OTG, in each case, for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of OTG and the Parent and its Subsidiaries furnished to the Holders, subject to normal year-end adjustments, together with a Narrative Report with respect thereto;

(3)           Monthly Financials: as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first full fiscal month of the Parent and its Subsidiaries ending after the Closing Date, internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of (1) the Parent and its Subsidiaries and (2) OTG, in each case, as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month setting forth in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year and the corresponding figures from the financial projections for the current Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of (1) the Parent and its Subsidiaries and (2) OTG, in each case, as at the end of such fiscal month and the results of operations, retained earnings and cash flows of (1) the Parent and its Subsidiaries and (2) OTG, in each case, for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Holders, subject to normal year-end adjustments, together with a Narrative Report with respect thereto;

(4)           Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of (i) the Parent and its Subsidiaries and (ii) OTG, in each case, as at the end of such Fiscal Year, all in reasonable detail, together with a Narrative Report with respect thereto, and, in the case of such consolidated financial statements, a report thereon of independent certified public accountants of recognized standing selected by Company and reasonably satisfactory to Required Holder(s) (which opinion shall be without (A) a “going concern” or like qualification or exception or explanatory paragraph, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Paragraph 6C), together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default as a result of a breach of Paragraph 6C and (2) if such accountants shall have obtained any knowledge of the existence of such an Event of Default, describing the nature thereof;

(5)           Compliance Certificates: simultaneously with the delivery of the financial statements of OTG and the Parent and its Subsidiaries required by clauses (2), (3) and (4) of this Paragraph 5A, a Compliance Certificate of an Authorized Officer of the Parent (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Note Documents and has made or caused to be made under his or her supervision a review of the condition and operations of OTG and the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether OTG and the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Note Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which OTG and the Parent and its Subsidiaries propose to take or have taken with respect thereto and (B) with respect to the financial statements required by clauses (2) and (4) of Paragraph 5A, attaching a schedule showing the calculations specified in Paragraph 6C, if applicable;

(6)           Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in Paragraph 8C, the consolidated financial statements of OTG, the Parent and its Subsidiaries delivered pursuant to subdivisions (2), (3), (4) or (10) of this Paragraph 5A will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (2), (3), (4) or (10) of this Paragraph 5A following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (2), (3), (4) or (10) of this Paragraph 5A following such change, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in Paragraph 6C) which would have resulted if such financial statements had been prepared without giving effect to such change;

(7)           Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all financial reports (including, without limitation, management letters), if any, submitted to any of OTG, the Parent and its Subsidiaries by its auditors in connection with any annual or interim audit of the books thereof;

(8)           Litigation or Other Proceedings: promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Transaction Party or any of its Subsidiaries, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which is reasonably likely to be adversely determined and which, if adversely determined, could reasonably be expected to (A) have a Material Adverse Effect or (B) result in damages of $250,000 or more;

(9)          ERISA Events: (A) as soon as possible and in any event within 5 Business Days after any Transaction Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an application has been made to the Secretary of the Treasury for a waiver of the minimum funding standard (including installment payments) with respect to an Employee Plan, a statement of an Authorized Officer of Company setting forth the details of such occurrence and the action, if any, which such Transaction Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 3 days after receipt thereof by any Transaction Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Transaction Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Holder, copies of each Schedule SB or MB (Actuarial Information) to the annual report (Form  5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within ten (10) days after any Transaction Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 or Section 430 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, notice thereof, (E) promptly and in any event within 3 days after receipt thereof by any Transaction Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Transaction Party or any ERISA Affiliate thereof pursuant to Section 101(l) of ERISA or concerning the imposition or amount of withdrawal liability under Section  4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA or is or may become insolvent under Section 4245 of ERISA or is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA or intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (F) promptly and in any event within 10 days of the receipt thereof, the most recent actuarial valuation report for each Employee Plan, (G) promptly and in any event within 10 days of the receipt thereof, all other filings, reports and information relating to any Employee Plan or Multiemployer Plan as may reasonably be requested in writing by any Holder, and (H) promptly and in any event within 10 days after any Transaction Party or any ERISA Affiliate thereof  sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Transaction Party or such ERISA Affiliate thereof;

(10)           Financial Plans: as soon as available and in any event not later than 30 days after the end of each Fiscal Year, financial projections (the “Financial Plan” for such Fiscal Year), supplementing and superseding the financial projections of the same type previously delivered, prepared on a monthly basis and otherwise in form and substance reasonably satisfactory to the Holders, for the immediately succeeding Fiscal Year for OTG and the Parent and its Subsidiaries, all such financial projections to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by OTG and the Parent to be reasonable at the time made and from the best information then available to OTG and the Parent (it being recognized by the Holders that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Parent’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material);

(11)           New Subsidiaries; Changes in Jurisdiction: (x) promptly and in any event, within five (5) Business Days, upon any Person becoming a Subsidiary of any Transaction Party, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of a Transaction Party and (b) all of the data required to be set forth in Schedule 8A annexed hereto with respect to all Subsidiaries of each Transaction Party (it being understood that such written notice shall be deemed to supplement Schedule 8A annexed hereto for all purposes of this Agreement from and after the date of delivery of such notice) and (y) upon any change in jurisdiction of any Transaction Party or any Subsidiary of any Transaction Party, prompt written notice setting forth any changes to Schedule 8A annexed hereto (it being understood that such written notice shall be deemed to supplement Schedule 8A annexed hereto for all purposes of this Agreement from and after the date of delivery of such notice);

(12)           Deliveries to First Lien Lenders: to the extent not otherwise delivered pursuant to this Agreement, promptly after delivery or receipt thereof, copies of all reports delivered to or received from the First Lien Agent or the First Lien Lenders under the First Lien Loan Documents;

(13)           First Lien Credit Agreement Amendments: as soon as possible after, and in any event within 7 days of, entering into a change, modification, amendment, revision, waiver or consent to the First Lien Credit Agreement, written notice (together with copies of all executed instruments relating thereto) of any such change, modification, amendment, revision, waiver or consent to the First Lien Credit Agreement, and, to the extent requested by any Holder, such other information as may be necessary or appropriate to explain in reasonable detail the reason for such change, modification, amendment, revision, waiver or consent; and

(14)           Other Information: with reasonable promptness, such other financial information and data with respect to any Transaction Party or any of its Subsidiaries as from time to time may be reasonably requested by any Holder.

5B.         Existence, etc. Company will, and will cause each of OTG, the Parent and its Subsidiaries to, at all times preserve and keep in full force and effect (i) its existence in its jurisdiction of organization, and (ii) except to the extent the failure to preserve and keep in full force and effect could not be reasonably expected to have a Material Adverse Effect, all rights and franchises material to its business.

5C.         Payment of Taxes and Claims. Company will, and will cause each of its Subsidiaries to, timely file all Tax returns required to be filed by it and pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax or claim need be paid if it is being contested in good faith by appropriate proceedings diligently conducted, so long as (i) adequate reserves or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a tax or claim which has or may become a Lien against any assets of the Company or any of its Subsidiaries, (A) such contested proceedings conclusively operate to stay the sale of any portion of such assets to satisfy such tax or claim or (B) such taxes and claims do not exceed $250,000 in the aggregate at any time. No Transaction Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than OTG, the Parent or any of its Subsidiaries).

5D.         Maintenance of Properties; Insurance.

(1)           Maintenance of Properties. Company will, and will cause each of OTG, the Parent and its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Transaction Parties and their Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

(2)           Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of each Transaction Party and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses in a similar geographic area, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.

5E.         Inspection Rights. Company shall, and shall cause OTG, the Parent and each of its Subsidiaries to, permit any authorized representatives designated by the Required Holders to visit and inspect any of the properties of any Transaction Party or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, and conduct financial audits, all upon reasonable notice and at such reasonable times during normal business hours, in each case, at the expense of Company; provided that (i) a representative of the Company shall be provided with the opportunity to attend any such meetings and discussions with such accountants, and (ii) so long as an Event of Default has not occurred and is continuing, after the Effective Date, the Company shall not be obligated to pay for more than one visit or financial audit per airport location of the Transaction Parties per year.

5F.         Compliance with Laws, etc. Company shall comply, and shall cause each of OTG, the Parent and its Subsidiaries to comply, in all material respects, with all Applicable Laws, except to the extent any such non-compliance could not reasonably be expected to result in adverse consequences to any Transaction Party or any Holder (other than immaterial consequences to any Transaction Party or any Holder, either individually or taken as a whole).

5G.        Management Calls. Company shall cause the management of each Transaction Party and each of their respective Subsidiaries to participate in calls with the Holders not less frequently than quarterly to discuss the business, assets, operations and prospects of OTG, the Parent and its Subsidiaries.

5H.         Execution of Guaranties After the Closing Date.

In the event that any Person (excluding any Specified Foreign Subsidiary) becomes a Subsidiary of any Transaction Party after the date hereof:

(1)          Execution of Guaranty. Company will, in accordance with Paragraph 5A(11), promptly notify each Holder of that fact and cause each Subsidiary to execute and deliver to each Holder, within five (5) Business Days following the day on which Subsidiary is created or acquired, the Guaranty or a counterpart of the Guaranty.

(2)          Subsidiary Secretary’s Certificates. If such Subsidiary becomes a Guarantor, Company shall deliver to each Holder, together with such Guaranty or counterpart thereof, the items required to be delivered pursuant to Paragraphs 3A(1)(j) and 3A(1)(k).

5I.          Board Observation Rights. Company shall permit non-voting observer attendance by the Holders at meetings of its Board of Directors to the extent set forth in the Borrower Securityholders Agreement.

6.           NEGATIVE UNDERTAKINGS. Company covenants and agrees that, so long as any Note, or any Obligations (other than Unasserted Obligations) arising under or otherwise relating to any Note, remains outstanding, unless Required Holder(s) shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all undertakings in this Paragraph 6.

6A.         Liens and Related Matters.

(1)           Prohibition on Liens.  Company shall not, and shall not permit OTG, Parent or any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the UCC or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

(2)           No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries. Company will not, and will not permit OTG, the Parent or any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by OTG, the Parent, the Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to any Transaction Party or any other Subsidiary of any Transaction Party, (iii) make loans or advances to any Transaction Party or any other Subsidiary of any Transaction Party, or (iv) transfer any of its property or assets to any Transaction Party or any other Subsidiary of any Transaction Party, except in each case, encumbrances or restrictions (a) imposed by this Agreement, the other Note Documents and the First Lien Credit Documents, (b) contained in an agreement with respect to an asset sale, or (c) contained in, or existing by reason of, any agreement or instrument (i) existing on the date hereof and identified on Schedule 6A(2), (ii) relating to property existing at the time of the acquisition thereof, so long as the encumbrance or restriction relates only to the property so acquired, (iii) relating to any Indebtedness of, or otherwise to, any Subsidiary at the time such Subsidiary acquired by Company or a Subsidiary or became a Subsidiary and not created in contemplation thereof, (iv) effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of Indebtedness issued under an agreement referred to in clauses (i) through (iii) above, so long as the encumbrances and restrictions contained in any such renewal, extension, refinancing, refund or replacement agreement, are not more restrictive than the encumbrances and restrictions contained in the original agreement, as determined in good faith by the Governing Body of Company, (v) constituting customary provisions restricting subletting or assignment of any leases of any Transaction Party or any Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder, (vi) constituting restrictions on the sale or other disposition of any property securing Indebtedness as a result of a Lien on such property permitted hereunder, (vii) constituting restrictions on net worth or on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (viii) constituting provisions contained in agreements or instruments relating to Indebtedness permitted hereunder including purchase money Liens or Capital Lease obligations that prohibit the transfer of all or substantially all of the assets of the obligor under that agreement or instrument, (ix) constituting any encumbrance or restriction with respect to property under a lease or other agreement that has been entered into for the employment or use of such property, (x) constituting restrictions pursuant to Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment of any agreement relating thereto, and (xi) imposed by Applicable Law.

6B.         Restricted Payments. Company shall not, and shall not permit OTG, the Parent or any of its Subsidiaries to, directly or indirectly (i) declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Transaction Party or any of its Subsidiaries or any direct or indirect parent of any Transaction Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Transaction Party or any of its Subsidiaries or any direct or indirect parent of any Transaction Party or any of its Subsidiaries, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Transaction Party or any of its Subsidiaries, or any direct or indirect parent of any Transaction Party or any of its Subsidiaries now or hereafter outstanding, (iv) return any Capital Stock to any shareholders or other equity holders of any Transaction Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such, or (v) except to any Qualified Transaction Party pursuant to the OTG Development Agreements, pay any management fees or any other fees or expenses (including the reimbursement thereof by any Transaction Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Transaction Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Transaction Party; provided, however, that:

(1)           any Subsidiary of any Qualified Transaction Party may pay dividends to such Qualified Transaction Party,

(2)           OTG may make distributions in lieu of compensation to certain shareholders up to the amount permitted pursuant to Paragraph 6I,

(3)           (A) Company may make distributions to OTG or Parent to permit each of OTG and Parent to pay franchise taxes and other fees, taxes and expenses required to maintain its corporate existence (other than franchise taxes imposed on or measured by income) and (B) OTG, the Parent and the Company may make Tax Distributions to the holders of their Capital Stock,

(4)           any Subsidiary of any Qualified Transaction Party may make Minority JV Distributions; provided that, with respect to this subclause (4), prior to making any such Minority Distribution, the Transaction Parties shall cause the applicable JV Entity to repay all outstanding debt obligations owed by such JV Entity to any Transaction Party and the Company shall have delivered a certificate to the Holders certifying that such repayments have been made,

(5)           so long as no Event of Default shall have occurred and be continuing or would result from the making of any such payment, any Transaction Party may make payments (i) as and when due under any Repurchase Note permitted to be issued under this Agreement and (ii) for the repurchase, redemption, acquisition, cancellation or other retirement for value of the Capital Stock of the relevant Transaction Party held by former managers and employees (or their estates or beneficiaries under their estates) of the relevant Transaction Party upon the death, disability, retirement or termination of employment of any such former managers or former employees pursuant to the Securityholders Agreements in an aggregate amount not to exceed $250,000 since the Closing Date,

(6)           so long as no Event of Default shall have occurred and be continuing or would result from the making of any such repurchase, the Parent and/or OTG may exercise its right to repurchase Capital Stock of the Parent and/or OTG pursuant to the applicable Securityholders Agreement; provided that the only consideration for such repurchase is a Repurchase Note and the Transaction Parties shall not issue any Repurchase Note if such issuance would cause the aggregate principal amount of all Repurchase Notes issued from and after the Closing Date to exceed $250,000;

(7)           so long as no Event of Default shall have occurred and be continuing or would result from the making of any such payment and solely to the extent it can be demonstrated to the Required Holders, to their reasonable satisfaction, that such payment will reduce the net taxes that Eric J. Blatstein would otherwise be required to pay and would neither increase the net taxes that the Transaction Parties would be required to pay, nor adversely impact the status of OTG or Parent as a “subchapter S corporation” within the meaning of Section 1371 of the Internal Revenue Code, OTG may make non-cash distributions to Eric J. Blatstein documented solely by book entry; provided that, with respect to this subclause (7), non-cash loans documented solely by book entry in an aggregate amount equal to the aggregate amount of such distributions are immediately made by Eric J. Blatstein to the Parent on a subordinated basis, on terms satisfactory to the Required Holders,

(8)           each of Parent and OTG may make distributions to its equityholders at any time after June 30, 2013 in an aggregate amount not to exceed $2,500,000 in any Fiscal Year; provided that both before and after giving effect to such distributions, (a) the Leverage Ratio (calculated on a pro forma basis after giving effect to such proposed distribution as of the most recently-ended Fiscal Quarter of the Transaction Parties for which financial statements are available) does not exceed 3.00:1.00 and (b) the sum of (i) unrestricted cash of the Transaction Parties and (ii) the aggregate undrawn amount of revolving availability under the First Lien Credit Agreement is equal to or greater than $5,000,000;

(9)           the Parent, OTG and the Company may purchase the Borrower Warrants held by (a) Octavian and Ares Capital Corporation for (x) cash consideration not to exceed $10,000,000 in the aggregate, plus (y) proceeds of common Capital Stock or Permitted Preferred Stock issued by the Parent, OTG or the Company specifically for such purpose and applied substantially contemporaneously to such purchase, plus (z) additional consideration in the form of a Deferred Note; provided that both before and after giving effect to any such proposed purchase (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the Transaction Parties shall have delivered evidence, in form and substance reasonably satisfactory to the Required Holders, that the Transaction Parties are in compliance on a pro forma basis (after giving effect to such proposed purchase) with the financial covenants contained in Paragraph 6C, as of the most recently-ended Fiscal Quarter of the Transaction Parties, and (b) Highbridge, for (x) proceeds of common Capital Stock or Permitted Preferred Stock issued by the Parent, OTG or the Company specifically for such purpose and applied substantially contemporaneously to such purchase, plus (y) additional consideration in the form of a Deferred Note (the purchases described in subclause (9) hereof, the “Specified Warrant Purchases”).

Nothing in this Section 6B shall restrict compliance with any mandatory repurchase requirements set forth in any Securityholders Agreement (as in effect on the Closing Date) so long as no Event of Default then exists.

6C.         Financial Covenants.

(1)           Maximum Senior Leverage Ratio (Incurrence). Company shall not create, incur, assume or guaranty, and shall not permit OTG, the Parent or any of its Subsidiaries to create, incur, assume or guaranty, any Indebtedness, unless, after giving effect to the incurrence of such Indebtedness, the Senior Leverage Ratio, calculated on a pro forma basis after giving effect to the incurrence of such proposed Indebtedness, as of the last day of the most recently ended Fiscal Quarter of the Parent and its Subsidiaries for which financial statements are available, does not exceed 4.00 to 1.00.

(2)           Maximum Senior Leverage Ratio (Maintenance). Company shall not permit the Senior Leverage Ratio, as of the last day of any Fiscal Quarter, to exceed 5.25 to 1.00.

6D.         Transactions with Affiliates.

(1)           Except for employment agreements entered into in the ordinary course of business and the OTG Development Agreements, directly or indirectly enter into, renew, extend or be a party to, or permit any of its Subsidiaries to directly or indirectly enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind or the entering into any contract) with any officer of any Transaction Party (including, without limitation, Eric J. Blatstein), any Family Member or Family Trust of such officer or any Affiliate of such officer (other than a Transaction Party) without the prior written consent of the Required Holders.

(2)           Subject to Paragraph 6D(1), directly or indirectly enter into, renew, extend or be a party to, or permit any of its Subsidiaries to directly or indirectly enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind or the entering into any Contractual Obligation) with any Affiliate, except (i) upon prior written notice to the Holders, in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions between Transaction Parties, (iii) transactions permitted by Paragraph 6B, and (iv) pursuant to OTG Development Agreements.

6E.         Conduct of Business. From and after the Closing Date, (a) Company shall not permit any of its Subsidiaries to, engage in any business other than (i) lines of businesses engaged in by any of its Subsidiaries on the Closing Date (being the operation of concession concepts substantially for food and beverage services (including food service concepts for airline clubs) at airports located in the United States or Canada, concept development and licensing related thereto, and businesses reasonably related thereto (provided that such concession concepts may include limited retail concepts)) and (ii) such other lines of business as may be consented to by Required Holder(s), and (b) Company shall not, and shall not permit OTG or Parent to (i) have any liabilities (other than liabilities arising under the Note Documents, the Securityholders Agreements and the First Lien Credit Documents), (ii) own any assets (other than (x) in the case of the Parent and OTG, the Capital Stock of the Company, and (y) in the case of the Company, the Capital Stock of other Transaction Parties) or (iii) engage in any operations or business other than in the ordinary course of business consistent with their past practices.

6F.         Amendments or Waivers of Organizational Documents. Company shall not, and shall not permit OTG, the Parent or any of its Subsidiaries to agree to any amendment to, or waive any of its rights under, any Organizational Document of any Transaction Party or any Subsidiary or any Transaction Party (including without limitation, any Securityholders Agreement) that could reasonably be expected to be adverse in any respect to any Transaction Party, any Subsidiary or any Holder (other than immaterial consequences to any Transaction Party or any Holder, either individually or taken as a whole).

6G.         Fiscal Year. Company shall not, and shall not permit OTG, the Parent and its Subsidiaries to change its Fiscal Year-end.

6H.        Amendment or Waivers of First Lien Credit Documents. Company shall not, and shall not permit OTG, the Parent or any of its Subsidiaries to enter into any amendment, supplement, alteration, waiver or other modification of any of the terms or provisions of the First Lien Credit Agreement (or any instrument or agreement relating thereto) if the effect or result of any such amendment, supplement, alteration, waiver or other modification is to (1) increase the pricing thereof (including with respect to interest rate, original issue discount, fees and other amounts) by more than 200 basis points in the aggregate, (2) increase the aggregate principal amount included in First Lien Debt above the Maximum First Lien Debt Amount, (3) change any provision in any manner more restrictive to the Transaction Parties relating to (i) the ability of any Transaction Party to amend or otherwise modify any Note Document or (ii) the permissibility of payments which can be made under any Note Document, or (4) permit any Transaction Party or any of its Affiliates to become a lender thereunder. Without limiting the foregoing, the Transaction Parties will not enter into any extension, renewal, replacement, refinancing or any other form of refunding of the First Lien Credit Agreement (or any First Lien Debt) (x) which would not otherwise be within and permitted by the limitations of this Paragraph 6H, or (y) unless the Persons providing such extension, renewal, replacement, refinancing or refunding become parties to the Intercreditor Agreement.

6I.          Use of Proceeds. Company shall not, and shall not permit OTG, the Parent or any of its Subsidiaries to, use any portion of the proceeds of the Notes, directly or indirectly, (a) to (1) purchase or carry Margin Stock, (2) repay or otherwise refinance indebtedness of a Transaction Party or others incurred to purchase or carry Margin Stock, (3) extend credit for the purpose of purchasing or carrying any Margin Stock, or (4) acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act, or (b) for any purpose other than (1) to refinance outstanding Indebtedness of the Transaction Parties, (2) to finance the Permitted Projects at airports, including, without limitation, start-up and preopening costs (including security deposits), (3) to finance the Specified Warrant Purchases, (4) to pay fees and expenses in connection with this Agreement and the Transactions (including the Closing Fee and the Subsequent Issuance Fees, which the Purchasers shall retain from the proceeds of the Initial Issuance and the Subsequent Issuances, as applicable), and (5) to pay a one-time distribution to OTG in an aggregate amount of up to $1,000,000.

6J.          Limitation on Issuance of Indebtedness. Without limitation of the provisions of Paragraph 6C, Company shall not, and shall not permit OTG, the Parent or any of its Subsidiaries to create, incur, assume, suffer or permit to exist, guaranty, or in any other manner become liable with respect to:

(1)           any Indebtedness that is senior to the Notes (or any guaranty thereof) and subordinate to any other Indebtedness (whether (a) contractually in right of payment, (b) by virtue of being secured versus unsecured or secured by a Lien that is junior in priority to another Lien, (c) as a result of waterfall priority, or (d) otherwise); or

(2)           any Synthetic Lease Obligation or any tax ownership/operating lease, off-balance sheet financing or similar financing.

6K.        Blatstein Compensation. Company shall not, and shall not permit OTG, the Parent or any of its Subsidiaries to pay or accrue total compensation during any Fiscal Year to Eric J. Blatstein in an aggregate amount in excess of the sum of (i) $1,750,000 per Fiscal Year (or, on and after January 1, 2014, $2,000,000 per Fiscal Year, so long as the Specified Financial Thresholds have been achieved for the immediately preceding Fiscal Year) as compensation for his employment as chief executive officer of the Parent, (ii) $60,000 per Fiscal Year for expenses related to his office in New York, New York and (iii) the deemed distributions made to Eric J. Blatstein permitted pursuant to Paragraph 6B.

6L.        Limitation on Payment of Certain Indebtedness. Company shall not, and shall not permit OTG, the Parent or any of its Subsidiaries to (i) make any payment of any of its or its Subsidiaries’ Subordinated Indebtedness, Indebtedness set forth on Schedule 7.02(b) of the First Lien Credit Agreement (as in effect on the Closing Date), the IBEX Settlement Agreement, the Investor Notes or the Blatstein Note, other than payments, so long as no Event of Default has occurred and is continuing or would result therefrom, (A) pursuant to Section 7.01(t) of the First Lien Credit Agreement (as in effect on the Closing Date), (B) under the Investor Notes, in accordance with the applicable subordination agreements, each in form and substance satisfactory to the Collateral Agent and in an amount not to exceed in any period the amount set forth on Schedule 10I in respect of such period, (C) under the IBEX Settlement Agreement, in an amount not to exceed $100,000 per year from January 2013 through the Maturity Date, (D) of trade payables or other accounts payable described in Schedule 7.02(b) of the First Lien Credit Agreement (as in effect on the Closing Date) incurred in the ordinary course of any Transaction Party’s business not to exceed $750,000 in the aggregate, and (E) other than those permitted by subclauses (A), (B), (C), and (D) not to exceed $350,000 in the aggregate in any calendar year; or (ii) make any payments on any of its or its Subsidiaries’ Indebtedness owing to Eric J. Blatstein.

7.            EVENTS OF DEFAULT.

7A.         Acceleration. If any of the following events conditions or shall occur:

(1)           Failure to Make Payments when Due. (a) Company fails to pay any principal of, or Prepayment Premium payable with respect to, any Note when the same shall become due (either by the terms thereof or otherwise as herein provided) or (b) Company fails to pay any interest on any Note or any other amount required to be paid pursuant to the terms of this Agreement or any of the other Note Documents, when, in each case, the same shall become due and payable, either by the terms thereof or otherwise as herein or therein provided and, in the case of this clause (b), such failure continues for more than five (5) Business Days; or

(2)           Default and Acceleration Under First Lien Credit Agreement. An Event of Default (under and as defined in the First Lien Credit Agreement) shall occur and be continuing, and the effect of such Event of Default is to cause any loans under the First Lien Credit Agreement to become due prior to stated maturity or to cause the commitment to advance credit under the First Lien Credit Agreement to terminate; or

(3)           Breach of Representations, Etc. Any representation, warranty, certification or other statement made by any Transaction Party or any of its Subsidiaries in any Note Document or in any written notice or certificate at any time given by any Transaction Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made (without duplication of any materiality qualifiers contained therein); or

(4)          Breach of Certain Covenants. Failure of Company to perform or comply with any term or condition contained in Paragraph 5B (as to the existence of Company) or Paragraph 6 (other than Paragraph 6C(2)) of this Agreement; or

(5)          Breach of Certain Financial Covenants. Failure of Company to perform or comply with any term or condition contained in Paragraph 6C(2) of this Agreement, which failure continues for 120 days; provided, that: (i) if a Force Majeure Event occurs during any period for which the Company fails to comply with Paragraph 6C(2), the Senior Leverage Ratio shall be recalculated on an annualized basis (in a manner that is reasonably satisfactory to the Required Holders) to eliminate the period of time during which the Force Majeure Event occurred, and (ii) the provisions of clause (i) above shall not apply if a Default or Event of Default has occurred and is continuing prior to the occurrence of the Force Majeure Event.

(6)          Breach of Other Covenants. Any Transaction Party shall default in the performance of or compliance with any term contained herein or any of the other Note Documents, other than any such term referred to in any other clause of this Paragraph 7A, and such default shall not have been remedied or waived within thirty days after the earlier of (x) an Authorized Officer of Company or such Transaction Party becoming aware of such default, or (y) receipt by Company or such Transaction Party of notice from any Holder of such default; or

(7)          Involuntary Bankruptcy; Appointment of Receiver, Etc.

(a)         A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Transaction Party or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any Applicable Law; or

(b)        An involuntary case shall be commenced against any Transaction Party or of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Transaction Party or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Transaction Party or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Transaction Party or any of its Subsidiaries and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

(8)          Voluntary Bankruptcy; Appointment of Receiver, Etc.

(a)         Any Transaction Party or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Transaction Party or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

(b)         Any Transaction Party or any of its Subsidiaries shall be unable, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of any Transaction Party or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (a) above or this clause (b); or

(9)          Dissolution. Any order, judgment or decree of a court of competent jurisdiction shall be entered against any Transaction Party or any of its Subsidiaries decreeing the dissolution or split up of any Transaction Party or any Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 60 days;

then, (a) upon the occurrence of an Event of Default specified in clause (7), (8) or (9) of this Paragraph 7A, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Prepayment Premium with respect to each Note, without any requirement of presentment, demand, protest or notice of any kind, all of which are hereby waived by Company, and (b) upon the occurrence and during the continuance of any other Event of Default, the Required Holder(s) may at its or their option, by notice in writing to Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Prepayment Premium with respect to each Note, without any requirement of presentment, demand, protest or other notice of any kind, all of which are hereby waived by Company.

7B.         Rescission of Acceleration. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to Paragraph 7A, the Required Holder(s) may, by notice in writing to Company, rescind and annul such declaration and its consequences if (1) Company shall have paid all overdue interest on the Notes, the principal of and Prepayment Premium payable with respect to any Notes which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Prepayment Premium, if any, at the rate specified in the Notes, (2) Company shall not have paid any amounts which have become due solely by reason of such declaration, (3) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to Paragraph 11C and (4) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. If any declaration of acceleration is rescinded and annulled as set forth in this Paragraph 7B, then all amounts which have become due and payable solely as a result of such declaration of acceleration shall no longer be due and payable and shall become due and payable at such time as provided under the terms of this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C.         Notice of Acceleration or Rescission. Whenever any Note shall be declared immediately due and payable pursuant to Paragraph 7A or any such declaration shall be rescinded and annulled pursuant to Paragraph 7B, Company shall promptly give written notice thereof to each Holder after obtaining knowledge thereof.

7D.         Other Remedies. If any Event of Default shall occur and be continuing, any Holder may proceed to protect and enforce its rights under this Agreement and its Note(s) by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon any Holder is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise. Without limiting the foregoing, in the event that any Event of Default occurs and remains continuing under (a) Paragraph 7A(1), (b) Paragraph 7A(4) (to the extent resulting from a breach of any covenant contained in Paragraph 6B, 6C or 6(D)) or (c) Paragraph 7A(5), the Collateral Agent shall have the right to exercise any and all rights and remedies under the Blatstein Pledge Agreement and all of its rights and remedies under applicable law as a secured creditor in connection therewith.

7E.         Certain Cure Rights. Notwithstanding anything to the contrary contained in this Paragraph 7, in the event that the Company fails (or, but for the operation of this paragraph, would fail) to comply with the requirements of Paragraph 6C(2) hereof as of the end of any Fiscal Quarter, from the first date following such Fiscal Quarter until and including the date that is 120 days after the date the certificate calculating the Senior Leverage Ratio is required to be delivered pursuant to Paragraph 5A(4) for such Fiscal Quarter, Company, OTG and the Parent shall have the right to issue common Capital Stock for cash, and in the case of OTG or the Parent, contribute such cash to the Company in exchange for Capital Stock of the Company (the “Cure Right”), and upon the receipt by the Company of such cash (the “Specified Equity Contribution”) and the application of such cash to repay the Notes (it being understood that such repayment shall not result in a reduction of Indebtedness for purposes of calculating the Senior Leverage Ratio), the Senior Leverage Ratio shall be recalculated giving effect to the following pro forma adjustments: (i) Consolidated EBITDA shall be increased, solely for the purpose of determining compliance with Paragraph 6C(2) and not for any other purpose under this Agreement, by an amount equal to the Specified Equity Contribution for such period; and (ii) if, after giving effect to the foregoing recalculations, the Company shall then be in compliance with the requirements of Paragraph 6C(2), the Company shall be deemed to have satisfied the requirements of Paragraph 6C(2) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Paragraph 6C(2) that had occurred shall be deemed cured for this purposes of this Agreement (it being understood that if during such 120 day period referred to above the Obligations shall not be accelerated pending consummation of the Cure Right); provided, however, that (A) no more than two Specified Equity Contributions may be made during the term of this Agreement and (B) the amount of each Specified Equity Contribution shall be no greater than the amount required for purposes of complying with Paragraph 6C(2) for the applicable period.

8.           REPRESENTATIONS AND WARRANTIES. In order to induce Purchasers to enter into this Agreement and to purchase the Notes, Company represents and warrants to each Holder:

8A.        Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

(1)           Organization and Powers. Each Transaction Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 8A annexed hereto. Each Transaction Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Note Documents to which it is a party and to carry out the transactions contemplated thereby.

(2)           Qualification and Good Standing. Each Transaction Party is qualified to do business and in good standing in every jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

(3)           Conduct of Business. Each Transaction Party and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to Paragraph 6E.

(4)           Capital Stock. The Capital Stock of each Transaction Party and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable (to the extent such concepts are relevant with respect to such Capital Stock) and none of such Capital Stock constitutes Margin Stock.

(5)           Subsidiaries. All of the Subsidiaries of Transaction Parties and their jurisdictions of organization are identified in Schedule 8A annexed hereto, as said Schedule 8A may be supplemented from time to time pursuant to the provisions of Paragraph 5A(12). Each of the Subsidiaries of any Transaction Party identified in Schedule 8A annexed hereto (as so supplemented) is a corporation, partnership, trust or limited liability company (or the substantial equivalent in any applicable foreign jurisdiction of organization) duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect. Schedule 8A annexed hereto (as so supplemented) correctly sets forth, as of the Closing Date, the ownership interest of OTG, the Parent and each of its Subsidiaries in each of the Subsidiaries identified therein.

8B.        Authorization of Issuance, etc.

(1)           Authorization of Issuance. The execution, delivery and performance of the Note Documents and the Related Agreements have been duly authorized by all necessary action on the part of each Transaction Party that is a party thereto.

(2)           No Conflict. The execution, delivery and performance by Transaction Parties of the Note Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Note Documents and the Related Agreements do not and will not (i) violate any provision of any Applicable Law, the Organizational Documents of OTG, the Parent or any of its Subsidiaries or any order, judgment or decree of any court or other Governmental Authority binding on any Transaction Party or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Transaction Party or any of its Subsidiaries, or (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Transaction Parties or any of its Subsidiaries (other than any Liens created under the Note Documents or the First Lien Credit Documents).

(3)           Governmental Consents. The execution, delivery and performance by Transaction Parties of the Note Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Note Documents and the Related Agreements do not and will not require any Governmental Authorization, except for Governmental Authorizations as have been obtained.

(4)           Binding Obligation. Each of the Note Documents and the Related Agreements has been duly executed and delivered by each Transaction Party that is a party thereto and is the legally valid and binding obligation of such Transaction Party, enforceable against such Transaction Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

8C.        Financial Condition. Company has heretofore delivered to each Purchaser the financial statements and information described in Paragraph 3A(4). All such statements other than pro forma or projected financial statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit, absence of footnotes and normal year-end adjustments. Any projections and pro forma financial information are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Purchasers that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results. As of the Closing Date, other than pursuant to the Related Agreements, none of OTG, the Parent or any of its Subsidiaries has (and immediately following the issuance of the Notes will not have) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets or financial condition of OTG, the Parent or any of its Subsidiaries (except to the extent incurred after the period covered by such financial statements and such incurrence is permitted by this Agreement and except for any such matter that need not in accordance with GAAP be reflected in such financial statements and which has been otherwise expressly disclosed to the Holders in writing). After giving effect to the Transactions, the Transaction Parties shall not have Indebtedness other than Indebtedness under the Note Documents and the First Lien Credit Documents.

8D.         No Material Adverse Change. Since December 25, 2011, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect that is continuing.

8E.          Title to Properties; Liens; Real Property; Intellectual Property.

(1)           Title to Properties; Liens. Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in Paragraph 8C or in the most recent financial statements delivered pursuant to Paragraph 5A, in each case except (A) for assets disposed of since the date of such financial statements in the ordinary course of business, and (B) for assets disposed of in the ordinary course of business. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(2)           Real Property. As of the Closing Date, Schedule 8E(2) annexed hereto (i) contains a true, accurate and complete list of all of the locations, by state and street address of all Real Property Assets owned or leased by a Transaction Party and (ii) sets forth with respect to each lease, the commencement date, termination date, renewal options (if any) and annual base rents.

(3)           Intellectual Property. Each Transaction Party and its Subsidiaries own or have the right to use, all material Intellectual Property used in the conduct of their business. To Company’s knowledge, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Company know of any valid basis for any such claim, except for those claims or bases for such claims which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Company’s knowledge, the use of such Intellectual Property by each Transaction Party and its Subsidiaries does not infringe on the rights of any Person except for such infringements which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All federal, state and foreign registrations of and applications for Intellectual Property that are owned and all material licenses of Intellectual Property of any Transaction Party or any of its Subsidiaries on the Closing Date and that are material to their respective operations are described on Schedule 8E(3) annexed hereto.

8F.          Litigation; Adverse Facts. There are no litigations or other proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Governmental Authority that are pending or, to the knowledge of Company, threatened against any Transaction Party or any of its Subsidiaries or any property or operations of any Transaction Party or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No Transaction Party nor any of its Subsidiaries (i) is in violation in any material respect of any Applicable Laws, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, or decrees of any court or other Governmental Authority.

8G.         Payment of Taxes. Except to the extent permitted by Paragraph 5C, all federal and state income tax returns and other tax returns of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all federal, state and other taxes shown on such tax returns to be due and payable by any of them and all material assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable by any of them have been paid when due and payable. Company knows of no proposed tax assessment for prior periods against Company or any of its Subsidiaries that will not be promptly paid or contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor during the period that such contest is pending.

8H.         Performance of Agreements. None of the Transaction Parties nor any of their Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except in either case where the consequences of such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect.

8I.           Governmental Regulation. None of the Transaction Parties nor any of their Subsidiaries is subject to regulation under any federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Without limiting the foregoing, neither Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

8J.          Compliance with Laws. Each Transaction Party and each of its Subsidiaries is in compliance with all Applicable Laws, except to the extent any such non-compliance could not reasonably be expected to result in adverse consequences to any Transaction Party or any Holder (other than immaterial consequences to any Transaction Party or any Holder, either individually or taken as a whole).

8K.         Securities Activities.

(1)           None of the Transaction Parties nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(2)           The proceeds of the sale of the Notes will be used to consummate the Transactions and to pay related fees, costs and expenses. No part of the proceeds of the Notes will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(3)           Neither any Transaction Party nor any agent acting on its behalf has taken or will take any action which would cause this Agreement or the Notes to violate Regulation T, Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

8L.         Employee Benefit Plans. Each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Effect, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule MB or SB (Actuarial Information) thereto, copies of which have been filed with the Department of Labor and delivered to the Holders, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Holders, (v) there has been no failure to make any required contribution to a Multiemployer Plan except as set forth on Schedule 6.01(i), (vi) there has been no determination that any Employee Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA), (vii) there has been no determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA except as set forth on Schedule 6.01(i), (viii) no Transaction Party or any of its ERISA Affiliates has received notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, and (ix) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan. No Transaction Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. As of the most recent valuation date for each Multiemployer Plan, the potential liability of each Transaction Party and its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA) does not exceed $100,000. There has been no violation of Section 436 of the Internal Revenue Code with respect to any Employee Plan, No Transaction Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 or Section 430 of the Internal Revenue Code on or before the due date for such required installment or payment, whether or not waived in accordance with Section 412(c) of the Internal Revenue Code, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Transaction Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Transaction Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Transaction Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Transaction Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.

8M.           Solvency. The Company is, and the Transaction Companies and their Subsidiaries on a consolidated basis are, Solvent.

8N.            Disclosure. No written, factual information regarding Company or any of its Subsidiaries and contained in any Note Document or in any other document, certificate or written statement (excluding, for the avoidance of doubt, the projections and pro forma financial information referred to below), in each case, furnished to Purchasers by or on behalf of Company or any of their Affiliates for use in connection with the transactions contemplated by this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made. Any written projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Purchasers that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

8O.           Related Agreements. As of the Closing Date, Company has delivered to Purchasers complete and correct copies of each Related Agreement and of all exhibits and schedules thereto.

8P.            Foreign Assets Control Regulations, etc.

(1)          Neither the issuance of the Notes by Company nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither Company nor any of its Subsidiaries or Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. Company and its Subsidiaries and Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

(2)           No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such act applies to the Transaction Parties.

8Q.         Rule 144A. The Notes are not of the same class as securities of Company listed on a national securities exchange, registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

8R.         Offering of Notes. Neither any Transaction Party nor any agent acting on their behalf has, directly or indirectly, offered the Notes or any similar security for sale to, or solicited any offers to buy the Notes or any similar security from, or otherwise approached or negotiated with respect thereto with, (x) any Person other than institutional investors or (y) more than ten Persons in the aggregate, and neither any Transaction Party nor any agent acting on their behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

9.           REPRESENTATIONS OF EACH PURCHASER. Each Purchaser, severally and not jointly, represents with respect to only itself, as follows:

9A.          Nature of Purchase.

(1)           Such Purchaser is acquiring the Notes to be purchased by it hereunder for its own account, for investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, such Purchaser does not agree to hold any of the Notes for any minimum or other specific term and reserves the right to dispose of the Notes at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(2)           Such Purchaser is a financial institution or investor which is an institutional “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.

(3)          Such Purchaser is experienced in evaluating and investing in private placement transactions of securities, and has either individually or through its current Authorized Officers such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of such Purchaser’s prospective investment in the Company, and has the ability to bear the economic risks of the investment.

(4)           Such Purchaser understands that no public market now exists for the Notes, and that it is unlikely that a public market will ever exist for the Notes.

(5)          Such Purchaser understands that the Notes have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the accuracy of such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein. Such Purchaser understands and acknowledges that the offering of the Notes pursuant to this Agreement will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of the Notes hereunder is exempt from the registration requirements of the Securities Act.

9B.         Legends. Such Purchaser acknowledges that, to the extent applicable, each certificate evidencing the Notes shall be endorsed with the legends substantially in the form set forth below, as well as any additional legend imposed or required by the Company’s bylaws or applicable state securities laws:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED (EXCEPT AS OTHERWISE SET FORTH IN THE SECURITIES PURCHASE AGREEMENT DATED AS OF DECEMBER 11, 2012 WITH OTG MANAGEMENT, LLC, AND THE PURCHASERS NAMED THEREIN, AS IT MAY HEREAFTER BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME) UNLESS AND UNTIL (I) REGISTERED UNDER SUCH ACT, (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED OR (III) SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

FOR PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE, THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. REQUESTS FOR INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT ON THIS NOTE MAY BE DIRECTED TO THE COMPANY AT 335 WEST BUTLER AVENUE, SUITE 120, CHALFONT, PA 18914; ATTENTION: GENERAL COUNSEL.”

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Notes upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”), if (i) such Notes are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel or other evidence, in a reasonable satisfactory form, to the effect that such sale, assignment or transfer of the Notes may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides the Company with reasonable assurance that the Notes can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A. The Company shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

9C.          Access to Information. Such Purchaser has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management and to review the Company’s facilities. Such Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Notes. Such Purchaser understands and acknowledges that such discussions, as well as any written information issued by the Company, (i) were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material, but were not necessarily an exhaustive description, and (ii) may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause the Company’s actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results projected in any of such forward-looking statements. Neither such inquiries nor any other due diligence investigations conducted by such Purchaser or its advisors, if any, or its representatives shall modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained herein.

9D.          Authorization. This Agreement when executed and delivered by such Purchaser will constitute a valid and legally binding obligation of such Purchaser, enforceable in accordance with its terms, subject to (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies; (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally; and (iii) limitations on the enforceability of any indemnification provisions contained in any of the Note Documents.

10.           DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in Paragraph 10A (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in Paragraph 10B.

10A.        Terms.

“Affiliate”, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. No Holder (or any of its Affiliates or Related Funds) shall be deemed to be an Affiliate of a Transaction Party solely by virtue of the holding of Warrants acquired on the Closing Date pursuant to the Warrant Documents (or by virtue of owning Capital Stock received upon the exercise of such Warrants). No initial Purchaser of Notes on the Closing Date shall be deemed to be an Affiliate of a Transaction Party.

“Agreement” shall mean this Note Purchase Agreement dated as of December 11, 2012, as it may be amended, restated, modified, supplemented or revised from time to time in accordance with the terms hereof then in effect.

“Applicable Interest Rate” means, as of any date of determination, with respect to the interest rate applicable to the Notes:

(a)   From the Closing Date until the first Fiscal Quarter following the Closing Date (the “Initial Period”), the Applicable Interest Rate shall be set at Level I below.

(b)   After the Initial Period, the Applicable Interest Rate shall be set at the respective level indicated below based upon the Leverage Ratio set forth opposite thereto, which ratio shall be calculated as of the end of the most recent Fiscal Quarter of OTG and the Parent and its Subsidiaries for which quarterly financial statements and a Compliance Certificate of an Authorized Officer of the Company are received by the Holders in accordance with Paragraph 5A(2), 5A(4) and 5A(5):

Level	Leverage Ratio	Applicable Interest Rate
I	Less than 6.50 to 1.00	15.0%
II	Greater than or equal to 6.50 to 1.0, but less than 7.00 to 1.00	16.0%
III	Greater than or equal to 7.00 to 1.0	17.0%

(c)  Subject to clause (d) below, the adjustment of the Applicable Interest Rate (if any) will occur on the date the Holders receive the quarterly financial statements and a certificate of an Authorized Officer of the Company in accordance with Paragraph 5A(2), 5A(4) and 5A(5).

(d)  Notwithstanding the foregoing:

(i)   if for any period, the Holders do not receive the financial statements and certificates described in clause (c) above, then for the period commencing on the date such financial statements and certificate were required to be delivered through the date on which such financial statements and certificate are actually received by the Holders, the Applicable Interest Rate shall be set at Level III in the table above; and

(ii)   in the event that the audited annual financial statements of OTG and the Parent and its Subsidiaries required to be delivered pursuant to Paragraph 5A(3) for any Fiscal Year shall indicate that the actual Leverage Ratio for any Fiscal Quarter in such Fiscal Year was higher or lower than as previously certified by the Company in the compliance certificate for such Fiscal Quarter, then the Applicable Interest Rate for such Fiscal Quarter shall be adjusted retroactively.

“Applicable Law” shall mean any and all laws, regulations, ordinances or other legally binding rules, judgments, orders, decrees, permits, concessions, grants, franchises or governmental restrictions issued or promulgated by a Governmental Authority and applicable to the matter in question.

“Authorized Officer” means the president, chief executive officer, a vice president, chief financial officer, secretary, treasurer, assistant treasurer, general partner (if an individual), managing director, managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as codified under Title 11 of the United States Code, as the same may be in effect from time to time.

“Blatstein Note” means the Amended and Restated Demand Promissory Note dated as of July 31, 2011, issued by the Parent, OTG and the Company in favor of Eric J. Blatstein, as in effect on the date hereof.

“Blatstein Pledge Agreement” means a pledge agreement made by Eric J. Blatstein in favor of the Collateral Agent for the benefit of the Holders, substantially in the form of Exhibit I.

“Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.

“Borrower Securityholders Agreement” means that certain Securityholders Agreement, dated as of the date hereof, by and among the Borrower, the shareholders of the Borrower, and the holders of the Borrower Warrants, as amended, restated, supplemented or modified from time to time thereafter in accordance with the terms thereof and the terms of Paragraph 6F hereof.

“Borrower Warrants” has the meaning ascribed to such term in the First Lien Credit Agreement, as in effect on the date hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Called Principal” shall mean the principal amount of any Note that is prepaid in accordance with Paragraph 4B or 4E hereof, has become or is declared to be immediately due and payable pursuant to Paragraph 7 hereof, or is otherwise prepaid for any reason, including, without limitation, the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure or arrangement in any insolvency proceeding.

“Capital Lease” shall mean, with respect to any Person, any lease of, or any other arrangement conveying the right to use, real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for federal income tax purposes).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capital Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean the capital stock of or other equity interests in a Person.

“Cash” shall mean money, currency or a credit balance in a Deposit Account.

“Change in Law” shall mean the occurrence of any of the following: (i) the adoption or taking effect of any law, rule, regulation, treaty or order; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; (iii) any determination of a court or other Governmental Authority; or (iv) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority, in each case, after the Closing Date, or in the case of (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, whenever enacted, adopted or issued).

“Change of Control” means each occurrence of any of the following:

(a)           the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than a Permitted Holder of beneficial ownership of more than 40% of the aggregate outstanding voting power of the Capital Stock of the Parent;

(b)          during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of at least a majority the directors of the Parent then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Parent;

(c)          Eric J. Blatstein and his Family Members and Family Trusts shall, in the aggregate, cease to have, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of at least 51% of the aggregate outstanding voting power or economic interests of the Capital Stock of the Company free and clear of all Liens (other than any Liens granted under the Note Documents and the First Lien Loan Documents);

(d)          the Company shall cease to have, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of (i) 100% of the aggregate voting power of the Capital Stock of each other Transaction Party that is a wholly-owned Subsidiary of the Company on the Closing Date, free and clear of all Liens (other than Permitted Liens) and (ii) the percentage that it held as of the Closing Date of the aggregate voting power of the Capital Stock of each other Transaction Party that is a Subsidiary of the Company but not a wholly-owned Subsidiary of the Company, free and clear of all Liens (other than Permitted Liens);

(e)          Eric J. Blatstein shall cease to be involved in the day to day operations and management of the business of any of the Parent, OTG or the Company and a replacement reasonably acceptable to the Required Holders has not been employed by the Parent, OTG and/or the Company, as applicable, within 90 days of the date of cessation; or

(f)           any “Change of Control” or similar term, as defined in any of the First Lien Loan Documents.

“Closing Date” shall have the meaning given in Paragraph 2 hereof.

“Collateral” shall have the meaning given to such term in the Blatstein Pledge Agreement.

“Collateral Agent” shall mean Highbridge, in its capacity as collateral agent under the Note Documents, together with its successors and assigns in such capacity.

“Company” shall have the meaning given in the introductory paragraph hereof.

“Compliance Certificate” shall mean a compliance certificate in the form of Exhibit C hereto.

“Concession Agreement” means any concession agreement, lease, sublease and/or license entered into by any Transaction Party or any of its Subsidiaries with any Governmental Authority or other Person, pursuant to which such Transaction Party or such Subsidiary leases or subleases space (as lessee or sublessee) located at airports and contracts to provide food and/or beverage services, and shall include the Existing Concession Agreements.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (a) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period to the extent deducted in determining the Consolidated Net Income of such Person for such period: (i) Consolidated Net Interest Expense, (ii) provision for taxes based on income, profits or capital, including federal, foreign and state, franchise, excise and similar taxes (iii) depreciation expense, (iv) amortization expense, (v) fees, costs and expenses incurred in connection with debt or equity issuances, acquisitions, investments, sales or divestitures permitted hereunder, in each case, acceptable to the Required Holders in their sole discretion exercised reasonably, (vi) extraordinary business development expenses acceptable to the Required Holders in their sole discretion exercised reasonably, (vii) any non-recurring expenses consistent with past practices and acceptable to the Required Holders in their sole discretion exercised reasonably, and (viii) non-cash minority interests in JV Entities, less (b) cash Minority JV Distributions (i) made in the ordinary course of business and/or (ii) made other than in the ordinary course of business or upon dissolution of a JV Entity to the extent that the aggregate amount of cash Minority JV Distributions referred to in this subclause (ii) exceeds $1,000,000 in any twelve month period and $2,500,000 in the aggregate during the term of this Agreement. For the purposes of this definition, if, as of any date of determination, there is a default under any transaction document governing Indebtedness (other than Subordinated Indebtedness) of a JV Entity owed to any Person (other than a Transaction Party or its Subsidiaries) and (A) such JV Entity is not a party to a Concession Agreement that is in full force and effect as of such date of determination, and (B) the Transaction Parties have not delivered to Required Holders a plan, in form and substance satisfactory to Required Holders, evidencing that a Subsidiary of the Parent will be the lessee at an airport to provide food or beverage services at the same or a comparable space leased by such JV Entity under its prior Concession Agreement for at least the next (4) consecutive fiscal quarters, then for the purposes of Paragraphs 6C(1) and 6C(2) and the Applicable Interest Rate, the calculation of Consolidated EBITDA of OTG and the Parent and its Subsidiaries for the (4) consecutive fiscal quarters (or 12 consecutive months, as the case may be) ended immediately prior to such date of determination shall be made as if such JV Entity was not a Subsidiary of the Parent during such (4) consecutive fiscal quarters (or 12 consecutive months, as applicable).

“Consolidated Net Interest Expense” means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (i) the sum of (A) interest income for such period and (B) gains for such period on Hedge Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedge Agreements (to the extent not included in gross interest expense) and (B) the upfront costs or fees for such period associated with Hedge Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary or non-recurring gains or losses or gains or losses from dispositions, (b) restructuring charges, (c) any tax refunds, net operating losses or other net tax benefits, (d) effects of discontinued operations, (e) interest income (including interest paid-in-kind) and (f) the income of any Subsidiary of such Person to the extent that the declaration or payment of dividends or other distributions by such Subsidiary to such Person is not permitted under its organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation binding on such Subsidiary, to the extent of such restriction or limitation, unless such Subsidiary is a Transaction Party and application of such income to the payment of the Obligations is not subject to any such restriction or limitation, and except to the extent of the amount of dividends or distributions paid to such Person.

“Contingent Obligation,” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation”, as applied to any Person, shall mean any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound.

“Contribution Agreement” means the Contribution Agreement, dated as of the Closing Date, duly executed by each Transaction Party, in form and substance satisfactory to the Holders.

“Currency Agreement” shall mean any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, in each case, to which any Transaction Party or any of its Subsidiaries is a party.

“DBE” means a small business enterprise that has been certified by a Governmental Authority as a disadvantaged business enterprise, as defined in 49 CFR, Part 23.

“Default” shall mean any of the events specified in Paragraph 7A hereof, whether or not any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act for such event to become an Event of Default has been satisfied.

“Default Rate” shall have the meaning given in Paragraph 1B(3) hereof.

“Deferred Note” means any unsecured promissory note issued by the Company to Ares Capital Corporation, Octavian, or Highbridge (or any of its Affiliates or Related Funds) as consideration in connection with a Specified Warrant Purchase; provided that such promissory note (a) has a maturity date no earlier than December 11, 2018, (b) does not permit or require any cash payments (whether in respect of interest, principal or other amounts) prior to December 11, 2018, (c) is otherwise on terms reasonably satisfactory to the Collateral Agent, and (d) is subject to a subordination agreement reasonably satisfactory to the Collateral Agent.

“Deposit Account” shall mean a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Discounted Value” shall mean, with respect to the Yield-Maintenance Amount, the amount obtained by discounting all Remaining Scheduled Interest Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date, in accordance with accepted financial practice and at a discount factor, as converted to reflect the periodic basis on which interest on such Notes is payable, equal to the Reinvestment Yield with respect to such Remaining Scheduled Interest Payments.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Employee Plan” shall mean an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Transaction Party or any of its ERISA Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any other Person (whether or not incorporated) which would be treated as a single employer together with such Person pursuant to Sections 414(b), (c), (m) or (o) of the Internal Revenue Code.

“Event of Default” shall mean any of the events specified in Paragraph 7A hereof, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Entity” shall mean each Person identified by the Company to the Collateral Agent as such in writing prior to the date hereof (as such writing may be updated from time to time with the written consent of the Collateral Agent, which consent shall not be unreasonably withheld).

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Holder or required to be withheld or deducted from a payment to any such Holder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case imposed as a result of such Holder being organized under the laws of, or having its principal office, or its applicable lending office, located in the jurisdiction imposing such Tax (or any political subdivision thereof), (b) that are Other Connection Taxes (c) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Holder pursuant to a law in effect on the date on which (x) such Holder acquires the applicable interest in the Note (or if such Holder is a partnership or other flow-through entity for U.S. Federal Tax purposes, the date on which the relevant partner or member of such Holder becomes a partner or member thereof, if later) or (y) such Holder changes its lending office, except in each case to the extent that, pursuant to Paragraph 4G, amounts with respect to such Taxes were payable either to such Holder’s assignor immediately before such Holder became a party hereto or to such Holder immediately before it changes its lending office, (d) Taxes attributable to such Holder’s failure to comply with Paragraph 4G(4) and (e) Taxes imposed under FATCA.

“Existing Concession Agreements” means the Concession Agreements to which any of OTG, the Parent or any of its Subsidiaries is a party as of the Closing Date.

“Existing Letters of Credit” means the letters of credit for the account of the Company that are existing on the Closing Date and listed on Schedule 10E (and including any contract bonds or surety bonds listed on such schedule).

“Facility” shall mean any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Transaction Party or any of its Subsidiaries.

“Family Member” means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage or adoption to such individual.

“Family Trust” means, with respect to any individual, trusts or other estate planning vehicles established for the benefit of Family Members of such individual and in respect of which such individual serves as trustee or in a similar capacity.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Financial Condition Certificate” shall mean a Financial Condition Certificate of the chief financial officer of Company substantially in the form of Exhibit G hereto.

“Financial Plan” shall have the meaning given in Paragraph 5A(11) hereof.

“First Lien Agent” shall mean Highbridge, as administrative agent and collateral agent under the First Lien Credit Agreement and any successor or replacement agent for the First Lien Lenders thereunder.

“First Lien Credit Agreement” shall mean that certain Financing Agreement, dated as of the Closing Date, by and among Company, certain of its affiliates, the First Lien Lenders and the First Lien Agent, as amended, modified, amended and restated, supplemented, refinanced or replaced from time to time (to the extent not prohibited by the terms of this Agreement).

“First Lien Credit Documents” shall mean the Loan Documents as defined in the First Lien Credit Agreement dated as of the Closing Date, or as amended, modified, amended and restated, supplemented, refinanced or replaced from time to time (to the extent not prohibited by the terms of this Agreement).

“First Lien Debt” shall mean all of the following obligations under the First Lien Credit Documents now existing or hereafter created: (a) the entire amount of (i) all principal of, and interest on (including any interest accruing subsequent to the commencement of any case or proceeding under the Bankruptcy Code or any similar statute in any other jurisdiction at the rate provided for in the First Lien Credit Documents, whether or not such interest is an allowed claim under applicable law), and all loans made under the First Lien Credit Agreement, and (ii) all other amounts of every nature now or hereafter owing in respect of all other obligations of the obligors under the First Lien Credit Agreement and all other First Lien Credit Documents, including all such obligations to pay fees, costs, breakage costs, expenses and indemnities; and (b) all monetary obligations under any guaranty of First Lien Debt; provided, however, that (1) the aggregate principal amount of First Lien Debt shall not at any time exceed an amount equal to the Maximum First Lien Debt Amount and (2) in no event will First Lien Debt include any Indebtedness owed to, or other obligation held by, any Transaction Party or any of its Affiliates.

“First Lien Lenders” shall mean, at any time, each Person that at such time is a lender under the First Lien Credit Agreement.

“Fiscal Quarter” shall mean a fiscal quarter of any Fiscal Year.

“Fiscal Year” shall mean the fiscal year of OTG and the Parent and its Subsidiaries. For purposes of this Agreement, any particular Fiscal Year may be designated by reference to the calendar year in which such Fiscal Year ends.

“Flow of Funds Agreement” means that certain Flow of Funds Agreement, dated as of the Closing Date, duly executed by each Transaction Party, each Purchaser, the First Lien Agent, each First Lien Lender and any other Person party thereto, in form and substance reasonably satisfactory to the Purchasers, detailing the flow of funds on the Closing Date.

“Force Majeure Event” means with respect to any Person, an event beyond the reasonable control of such Person (or any Person acting on its behalf), which by its nature could not have been reasonably foreseen by such Person or the effects of which were not reasonably avoidable, caused by terrorist activities, or acts of war, actions or interference by military authorities, acts of any governmental or regulatory authority, acts of god (including storms, floods, riots, fires, earthquakes, hurricanes, and other natural disasters), strikes, lockouts or other labor related actions that (a) result in the aggregate number of enplanements in the airports in which the Company and the Guarantors operate to decrease, (b) result in a reduction in revenue, and (c) cause the Company to fail to satisfy the requirements of Paragraph 6C(2), in each case, as determined in the reasonable judgment of the Required Holders. It is understood and agreed that a Force Majeure Event shall be deemed to have terminated when the aggregate number of enplanements in the airports in which the Company and the Guarantors operate are normalized (as determined in the reasonable judgment of the Required Holders).

“Foreign Holder” shall mean any Holder that is not a U.S. Person.

“GAAP” shall mean, subject to the limitations on the application thereof set forth in Paragraph 10B, generally accepted accounting principles of the United States applied on a consistent basis.

“Governing Body” shall mean the board of directors, other body, sole member or general partner having the power to direct or cause the direction of the management and policies of a Person that is a corporation, limited partnership, trust or limited liability company.

“Governmental Authority” shall mean any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” shall mean any approval, certificate, franchise, permit, license, registration, authorization, plan, directive, consent, order or consent decree of or from, or notice to, any Governmental Authority.

“Guarantors” shall mean each Person which guarantees, pursuant to Paragraph 3A(1)(b), Paragraph 5H or otherwise, all or any part of the Obligations, in any such case, unless and until released in writing from its guarantee obligations.

“Guaranty” shall have the meaning given in Paragraph 3A(1)(b) hereof.

“Hedge Agreement” shall mean an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively, and which are not for speculative purposes.

“Highbridge” means Highbridge Principal Strategies, LLC.

“Holder” or “holder” shall mean each from time to time holder of a Note.

“IBEX Settlement Agreement” means the Settlement Agreement, dated as of November 3, 2009, by and among IBEX Construction, LLC, the other IBEX Parties (as defined therein), OTG JFK T5 Venture, LLC, the Parent, OTG, the other OTG Parties (as defined therein), Eric J. Blatstein and Christopher J. Redd.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created and, if such payable is customarily evidenced by an invoice, invoiced); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Required Holders and in accordance with accepted practice, of such Person under Hedge Agreements; (viii) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (ix) all Contingent Obligations; (x) all obligations of such Person in connection with surety bonds, completion bonds, indemnity bonds and other similar obligations; and (xi) all obligations referred to in clauses (i) through (x) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Taxes” shall mean (i) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Company under any Note Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Indemnification Payments” shall mean reimbursements, indemnity amounts and out-of-pocket expenses (including attorney’s fees) payable pursuant to Paragraph 11B hereof or Paragraph 4G hereof.

“Initial Issuance” shall have the meaning given in Paragraph 2A hereof.

“Intellectual Property” shall mean all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by each Transaction Party in favor of the Holders, in form and substance satisfactory to the Holders.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the date hereof, by and between the Collateral Agent and the First Lien Agent, in form and substance reasonably satisfactory to the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” shall have the meaning given in Paragraph 1B(2) hereof.

“Interest Rate Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and regulations promulgated thereunder.

“Investor Notes” means (i) Subordinated Promissory Note, dated as of April 15, 2003, issued by D Terminal, L.P. in favor of Highland Investment Group, in the original principal amount of $729,000; (ii) Subordinated Promissory Note, dated as of April 1, 2003, issued by LGA Airport Restaurants, L.P., in favor of Highland Investment Group, in the original principal amount of $1,600,000; (iii) Subordinated Promissory Note, dated as of April 15, 2003, issued by Terminal One, L.P. in favor of Highland Investment Group, in the original principal amount of $1,600,000; and (iv) Subordinated Loan Agreement and Promissory Note, dated as of February 21, 2006, issued by OTG Management JFK, LLC, originally in favor of Highland Investment Group, in the original principal amount of $284,970, as the same was assigned by Highland Investment Group to John Salvatore on or about September 15, 2006, in the case of each of (i) through (iv), as in effect on the date hereof and having the outstanding amounts as of October 31, 2012 listed on Schedule 10I.

“Issuance Request” shall have the meaning given in Paragraph 2C(1) hereof.

“JV Entity” means (i) each Person identified on Schedule 10J and (ii) any other Person whose Capital Stock is owned by a Transaction Party and a DBE, that is a party to a Concession Agreement and that is approved in writing by the Required Holders.

“Lien” shall mean any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) the difference between (i) all indebtedness of OTG, the Parent and their Subsidiaries (including the Indebtedness under the Notes, but excluding the Indebtedness the IBEX Settlement Agreement, any Investor Notes and the Blatstein Note), and (ii) all unrestricted cash of OTG, the Parent and their Subsidiaries, to (b) Consolidated EBITDA of OTG, the Parent and its Subsidiaries for the immediately preceding four Fiscal Quarter period.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means any event, condition, fact or circumstance that has had or could reasonably be expected to have a material adverse effect on any of (i) the operations, business, assets, properties or condition (financial or otherwise) of the Transaction Parties taken as a whole, (ii) the ability of the Transaction Parties taken as a whole to perform any of their obligations under the Note Documents, (iii) the legality, validity or enforceability of this Agreement or any other Note Document (iv) the rights and remedies of the Collateral Agent under the Blatstein Pledge Agreement or any Holder under any Note Document, or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Holders pursuant to the Blatstein Pledge Agreement to the extent having a book value in excess of $100,000 in the aggregate.

“Maturity Date” shall mean June 11, 2018.

“Maximum First Lien Debt Amount” shall have the meaning ascribed to the term “Maximum Priority First Lien Loan Amount” in the Intercreditor Agreement.

“Minority JV Distribution” means, with respect to any dividend, distribution or other similar payment made by a JV Entity to the owners of its Capital Stock, the portion of such dividend, distribution or other similar payment required to be made by such JV Entity to any Person that is not a Transaction Party pursuant to such JV Entity’s organizational documents.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Transaction Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“NAIC” shall mean The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” shall mean, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of OTG and the Parent and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, fiscal quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and from the projections for such period.

“Non-Consenting Holder” shall have the meaning given in Paragraph 11W hereof.

“Note Documents” shall mean this Agreement, the Notes, any Guaranty, any other guaranty executed pursuant to Paragraph 5H, the Flow of Funds Agreement, any VCOC Management Rights Agreement, the Intercreditor Agreement, the Blatstein Pledge Agreement, the Contribution Agreement, the Intercompany Subordination Agreement and the other agreements, certificates and instruments now or hereafter executed or delivered by any Transaction Party or any Subsidiary or Affiliate of any Transaction Party in connection with any of the foregoing.

“Notes” shall have the meaning given in Paragraph 1A hereof.

“Obligations” shall mean the Indebtedness evidenced by the Notes and all other present and future liabilities, obligations, covenants, duties, and debts owing by any one or more of the Transaction Parties to any Holder, arising under or pursuant to this Agreement or any of the other Note Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, expenses, fees, attorneys’ fees, Prepayment Premium and any other sums chargeable to any of the Transaction Parties hereunder or under any of the other Note Documents (including all interest thereon, whether accruing prior or subsequent to the commencement of a bankruptcy or similar proceeding involving any Transaction Party as a debtor and whether or not such interest is an allowed claim in any such proceeding).

“Octavian” means, collectively, Octavian Global OTG, LLC, a Delaware limited liability company, and Octavian TE OTG, LLC, a Delaware limited liability company, and their successors and assigns, as holders of the Borrower Warrants in accordance with the Borrower Securityholders Agreement.

“Officer’s Certificate” of any Person, shall mean a certificate signed in the name of such Person by an Authorized Officer. Unless the context otherwise clearly requires, any reference to an “Officer’s Certificate” is a reference to an Officer’s Certificate of Company.

“Organizational Documents” shall mean (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Note Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“OTG” means OTG Management, Inc., a Pennsylvania corporation.

“OTG Development Agreements” means each concept development and license agreement entered into between OTG and the Parent or any of its Subsidiaries.

“Other Connection Taxes” shall mean, with respect to any Holder, Taxes imposed as a result of a present or former connection between such Holder and the jurisdiction imposing such Tax (other than connections arising from such Holder having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or enforced any Note Document.

“Other Taxes” shall mean all present or future stamp, court or documentary, recording, filing or similar Taxes arising from the execution, delivery, enforcement or registration of, or from the receipt or perfection of a security interest under, any Note Document.

“Paid in Full” shall mean, as to any First Lien Debt, payment in full (other than Unasserted Obligations) of such First Lien Debt in Cash, including, with respect to amounts available to be drawn under outstanding letters of credit issued under the First Lien Credit Agreement, delivery of cash collateral or, if accepted by the applicable issuing bank in its sole discretion, backstop letters of credit in respect thereof in compliance with the terms of the First Lien Credit Agreement, in each case, after or concurrently with the termination of all commitments to extend credit thereunder.

“Parent” shall mean OTG Consolidated Holdings, Inc., a Pennsylvania corporation.

“Participant Register” shall have the meaning given in Paragraph 11D hereof.

“Patriot Act” shall mean Public Law 107-56 of the United States, United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Holders” means (i) Eric J. Blatstein, Lori Blatstein, and each of their respective Family Members and Family Trusts, and (ii) directors, employees and officers of the Transaction Parties granted stock options or other equity-related compensation or incentives pursuant to incentive or other compensation plans of the Transaction Parties.

“Permitted Liens” means:

(a)          Liens securing the Obligations;

(b)          Liens for taxes, assessments or other governmental charges or levies (i) the amount of which is not yet due, (ii) the validity or amount of which is currently being contested in good faith by appropriate proceedings diligently conducted, so long as (A) adequate reserves or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (B) in the case of a tax or claim which has or may become a Lien, such contested proceedings conclusively operate to stay the sale of any of the Collateral or the assets of any of the Transaction Parties to satisfy such Tax or claim, or (iii) otherwise not in excess of $250,000 at any time;

(c)          Liens imposed by law (other than pursuant to ERISA or Section 430 of the Internal Revenue Code), such as carriers’, warehousemen’s, mechanics’, landlords’, repairmen’s, laborer’s, supplier’s, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(d)          Liens described on Schedule 10P, but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the material terms thereof or the increase of the Indebtedness secured thereby;

(e)          (i)          purchase money Liens on equipment acquired or held by any Transaction Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Transaction Party or any of its Subsidiaries, (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 80% of the fair market value or the cost of the property so held or acquired and (C) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $100,000;

(f)          deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other similar forms of insurance or benefits, (ii) the performance of or obligations with respect to bids, tenders, leases, completion guarantees, contracts (other than for the payment of money) and statutory obligations, or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due or (iv) Indebtedness permitted pursuant to clause (r) of the definition of Permitted Indebtedness in the First Lien Financing Agreement, as in effect on the Closing Date;

(g)          easements, encroachments, protrusions, rights-of-way, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Transaction Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h)          Liens securing Indebtedness permitted pursuant to clause (c) of the definition of Permitted Indebtedness in the First Lien Financing Agreement, as in effect on the Closing Date;

(i)           Liens securing the First Lien Indebtedness, provided that such Liens are subject to the Intercreditor Agreement;

(j)           any interest of title of a lessor or sublessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing such lessor’s or sublessor’s interest under, leases and subleases permitted by this Agreement;

(k)          Liens securing judgments or awards for the payment of money not constituting an Event of Default under Section 9.01(l) of the First Lien Credit Agreement (as in effect on the Closing Date);

(l)           leases or subleases granted to others not interfering in any material respect with the business of any Transaction Party or any Subsidiary;

(m)         non-exclusive licenses granted to other Persons that do not interfere in any material respect with the conduct of the business of any Transaction Party or any Subsidiary;

(n)        cash collateral and cash on deposit in Excluded Deposit Accounts (as defined in the First Lien Credit Agreement, as in effect on the date hereof), in each case, securing Existing Letters of Credit and Project Letters of Credit constituting Permitted Indebtedness (as defined in the First Lien Credit Agreement as in effect on the date hereof); provided that the aggregate amount of such cash collateral and cash in Excluded Deposit Accounts does not exceed 105% of the face amount of such Existing Letters of Credit and Project Letters of Credit;

(o)          Liens arising by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights with respect to deposit account or sweep accounts, debit or credit card issuers or processors, and collection and payment of items related thereto;

(p)          Liens arising out of consignment, conditional sale, title retention or similar arrangements for the sale of goods entered into in the ordinary course of business;

(q)          Liens in favor of customs and revenue authorities arising as a matter of law which would secure payment of customs duties in connection with the importation of goods; and

(r)           security given to a public or private utility incurred in the ordinary course of business.

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by the Parent (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

“Permitted Project” means a new project at an airport terminal, provided that, notwithstanding the foregoing, (i) any project with an initial budget expenditure in excess of $35,000,000 for any one airport terminal (as opposed to the airport as a whole) and (ii) projects in airports that have less than 7 million annual enplanements shall only be a Permitted Project only to the extent approved by the Required Holders in their sole discretion.

“Permitted Refinancing” shall mean any refinancing or replacement of the First Lien Debt under the First Lien Credit Documents (or any Permitted Refinancing First Lien Debt Documents); provided that the financing documentation entered into by the Transaction Parties in connection with such Permitted Refinancing constitutes Permitted Refinancing First Lien Debt Documents.

“Permitted Refinancing First Lien Debt Documents” shall mean any financing documentation which replaces the First Lien Credit Documents (or any Permitted Refinancing First Lien Debt Documents) and pursuant to which the First Lien Debt under the First Lien Credit Documents (or any Permitted Refinancing First Lien Debt Documents) is refinanced, as such financing documentation may be amended, supplemented or otherwise modified from time to time in compliance with this Agreement, but specifically excluding any such financing documentation to the extent that it contains, either initially or by amendment or other modification, any material terms, conditions, covenants or defaults other than those which (a) then exist in the First Lien Credit Documents (or any Permitted Refinancing First Lien Debt Documents) or (b) could be included in the First Lien Credit Documents (or any Permitted Refinancing First Lien Debt Documents) by an amendment or other modification that would not be prohibited by the terms of this Agreement.

“Person” shall mean and include natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“PIK Interest” has the meaning ascribed to such term in Paragraph 1B.

“Preferred Stock” means, as applied to the Capital Stock of any Person, the Capital Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prepayment Premium” shall mean for any Settlement Date as to the Called Principal of any Note that is prepaid in accordance with Paragraph 4B or 4E hereof, has become or is declared to be immediately due and payable pursuant to Paragraph 7 hereof, or is otherwise prepaid for any reason, including, without limitation, the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure or arrangement in any insolvency proceeding, the amount computed by multiplying the percentage set forth below opposite the Settlement Date by such Called Principal:

Settlement Date	Prepayment Premium
From December 11, 2012 to and including December 11, 2014	Yield-Maintenance Amount
After December 11, 2014 to and including December 11, 2015	5.0%
Thereafter	0.0%

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 6 months after the Maturity Date, or is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock) on or before a date that is less than 6 months after the Maturity Date.

“Project Letters of Credit” means any letter of credit (including any contract bonds or surety bonds issued in the place of any letter of credit), issued for the benefit of a Transaction Party in connection with a Permitted Project.

“Purchasers” shall have the meaning given in the introductory paragraph hereof.

“Qualified Transaction Parties” means the Company and each of its Subsidiaries that is a Transaction Party.

“Real Property Asset” shall mean, at any time of determination, any interest then owned by Company or any of its Subsidiaries in any real property.

“Register” shall have the meaning given in Paragraph 11D hereof.

“Registered Note” shall have the meaning given in Paragraph 11D hereof.

“Reinvestment Yield” shall mean, with respect to the Called Principal of any Notes, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York, New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to one year, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to one year.

“Related Agreements” shall mean (i) the First Lien Credit Documents and (ii) the Warrant Documents.

“Related Fund” shall mean, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Remaining Scheduled Interest Payments” shall mean, with respect to the Called Principal of any Notes, all payments of interest on such Called Principal that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that for purposes of determining the Remaining Scheduled Interest Payments of any Notes, it will be assumed that Company optionally prepaid such Notes on December 11, 2014.

“Reportable Event” shall mean an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Repurchase Note” shall have the meaning set forth in the applicable Securityholders Agreement, as in effect on the date hereof.

“Required Holders” shall mean the holder or holders of more than 50% of the aggregate principal amount of the Notes from time to time outstanding.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securityholders Agreements” means (i) that certain Securityholders Agreement, dated June 19, 2008, by and among Parent, the shareholders of Parent and the holders of the Parent Warrants (as defined in the First Lien Credit Agreement as in effect on the date hereof), (ii) that certain Securityholders Agreement, dated June 19, 2008, by and among OTG, the shareholders of OTG and the holders of the OTG Warrants (as defined in the First Lien Credit Agreement as in effect on the date hereof), and (iii) the Borrower Securityholders Agreement, each as amended, restated, supplemented or modified from time to time thereafter in accordance with the terms thereof and the terms of Paragraph 6F hereof.

“Senior Leverage Ratio” shall mean, as of any date of determination the ratio of (a) the difference between (i) all indebtedness of OTG, the Parent and its Subsidiaries (excluding the Indebtedness under the Notes, the IBEX Settlement Agreement, any Investor Notes and the Blatstein Note), and (ii) all unrestricted cash of OTG, the Parent and its Subsidiaries, to (b) Consolidated EBITDA of OTG, the Parent and its Subsidiaries for the immediately preceding four Fiscal Quarter period.

“Settlement Date” shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid in accordance with Paragraph 4B or 4E hereof, has become or is declared to be immediately due and payable pursuant to Paragraph 7 hereof, or is otherwise prepaid for any reason, including, without limitation, the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure or arrangement in any insolvency proceeding.

“Solvent” with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Specified Equity Contribution” has the meaning specified for such term in Paragraph 7E.

“Specified Financial Thresholds” means, for any Fiscal Year, the Revenue (as defined in accordance with GAAP) and Consolidated EBITDA set forth in the projections for such Fiscal Year, delivered to the Holders pursuant to Paragraph 5(A)10, provided that, for purposes of this definition only, the amounts set forth in such projections are satisfactory to the Required Holders in the reasonable exercise of their judgment.

“Specified Foreign Subsidiary” has the meaning specified for such term in Section 7.02(e) of the First Lien Credit Agreement, as in effect on the date hereof.

“Specified Warrant Purchases” has the meaning specified for such term in Paragraph 6B.

“Subordinated Indebtedness” means Indebtedness of any Transaction Party the terms of which are satisfactory to the Required Holders and which has been expressly subordinated in right of payment to all Indebtedness of such Transaction Party under the Note Documents (i) by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Required Holders, or (ii) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Required Holders.

“Subsequent Issuance” shall have the meaning given in Paragraph 2B hereof.

“Subsequent Issuance Additional Interest Payment” shall have the meaning given in Paragraph 2D(2) hereof.

“Subsequent Issuance Date” shall have the meaning given in Paragraph 2B hereof.

“Subsidiary” shall mean, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. For the purposes of this Agreement, (1) each JV Entity shall be deemed to be a ‘Subsidiary’ of the Parent and of the Company, and (2) the Company and each of its Subsidiaries shall be deemed to be a ‘Subsidiary’ of the Parent.

“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness for borrowed money or Capital Leases of such Person (without regard to accounting treatment).

“Tax” shall mean any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Distributions” means for any period, distributions made by a Person to its equityholders for payment of federal, state and local income taxes imposed on such equityholders for such period, which taxes will be assumed to be imposed at the highest marginal statutory rate then in effect applicable to an individual resident of New York, New York taking into account the deductibility of state and local taxes for federal income tax purposes and the character of such Person’s income (i.e., as ordinary income, qualified dividends or capital gain) and using, to the extent available, any prior losses to offset such income. Any Tax Distributions shall (i) in the case of estimated taxes, be computed on the basis of the estimated taxable income of such Person (as estimated in good faith by the board of directors, managers or other governing body or such Person) for the relevant period, with any adjustments to such estimated taxable income being taken into account when computing future payments, such that such future payments shall be increased or decreased to the extent necessary to take into account any such adjustment, and (ii) be paid not more than 10 days prior to the date that the equityholders of such Person would be required to pay such estimated taxes.

“Termination Event” shall mean (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Transaction Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Transaction Parties” shall mean Company and each Guarantor.

“Transactions” shall mean (a) the entering into of the First Lien Credit Agreement, (b) the entering into of this Agreement and the other Note Documents and the issuance and sale of the Notes, (c) the entering into the Warrant Documents and the issuance of the Warrants, and (d) payment of all fees and expenses in connection with the foregoing.

“Transferee” shall mean any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

“UCC” shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for the principal of and interest on, and fees relating to, any Indebtedness) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time

“United States” shall mean the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“VCOC Management Rights Agreement” shall have the meaning given in Paragraph 3A(1)(d) hereof.

“Warrant Documents” shall mean the Warrants, the Warrant Purchase Agreement, the Registration Rights Agreement (as defined in the Warrant Purchase Agreement), the Borrower Securityholders Agreement, the operating agreement of the Company and the other agreements, documents, certificates and instruments now or hereafter executed or delivered in connection with any of the foregoing.

“Warrant Purchase Agreement” means the warrant purchase agreement, dated as of the date hereof by and among the Company and Highbridge (or one or more of its Affiliates or Related Funds) with respect to the issuance of the Warrants.

“Warrants” means warrants issued by the Company to Highbridge (or one or more of its Affiliates or Related Funds) to purchase Capital Stock in the Company pursuant to the terms of the Warrant Purchase Agreement.

“Yield-Maintenance Amount” shall mean an amount equal to the sum of (i) the Discounted Value of the Remaining Scheduled Interest Payments of the Called Principal of such Notes and (ii) 5% of the amount of such Called Principal.

10B.         Accounting and Legal Principles, Terms and Determinations. Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Holders pursuant to clauses (2), (3) and (11) of Paragraph 5A shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Paragraph 5A(5)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in Paragraph 8C; provided that if at any time any change in GAAP (or change in application thereof), would affect the computation of any financial ratio set forth in Paragraph 6C or requirement set forth in any Note Document (including the Leverage Ratio), Holders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (or change in application thereof) (subject to the approval of the holders of a majority in principal amount of the Notes), provided that, until so amended or such time as it is agreed that no amendment is necessary, such ratio or requirement shall continue to be computed in accordance with GAAP (or application thereof) prior to such change and Company shall provide to Holders reconciliation statements provided for in Paragraph 5A(5).

10C.         Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (1) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (2) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (3) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (4) all references herein to Sections, Paragraphs, Exhibits and Schedules shall be construed to refer to Sections and Paragraphs of, and Exhibits and Schedules to, this Agreement, (5) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (6) any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced.

11.          MISCELLANEOUS.

11A.         Note Payments. Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on and any Prepayment Premium payable with respect to such Note, which comply with the terms of this Agreement without setoff or counterclaim, by wire transfer of immediately available funds for credit (not later than 2:00 p.m., prevailing New York, New York time, on the date due) to such Purchaser’s account or accounts as specified in the Purchaser Schedule attached hereto, or such other account or accounts in the United States as such Purchaser may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, such Purchaser will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. Company agrees to afford the benefits of this Paragraph 11A to any Transferee which shall have made the same agreement as each Purchaser has made in this Paragraph 11A.

 11B.      Expenses; Indemnification.

(1)         Expenses. Company agrees to pay promptly: (i) all reasonable out-of-pocket costs and expenses of negotiation, preparation and execution of the Note Documents and any consents, amendments, waivers or other modifications thereto; (ii) all reasonable out-of-pocket costs and expenses of furnishing all opinions by counsel for Company (including any opinions requested by Purchasers as to any legal matters arising hereunder); (iii) all reasonable fees, expenses and disbursements of counsel to Purchasers in connection with the negotiation, preparation, execution and administration of the Note Documents and any consents, amendments, waivers or other modifications thereto; (iv) all reasonable out-of-pocket costs and expenses, including attorneys’ fees and fees, costs and expenses of accountants, advisors and consultants, incurred by Purchasers and their counsel at any time that an Event of Default has occurred and is continuing, relating to efforts to evaluate or assess any Transaction Party, its business or financial condition; and (v) all reasonable out-of-pocket costs and expenses, including attorneys’ fees and expenses of counsel, fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Purchasers in enforcing any Obligations of or in collecting any payments due from any Transaction Party hereunder or under the other Note Documents or in connection with any refinancing or restructuring of the financing arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

(2)          Indemnity. Except with respect to Taxes, which are covered in Paragraph 4G, and the payment of expenses with respect to matters specifically identified in Paragraph 11B(1) which are covered by Paragraph 11B(1), whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless the Holders, and the officers, directors, trustees, employees, agents, advisors and Affiliates of Holders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnitee’s Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and environmental laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement, the other Note Documents or the Related Agreements or the transactions contemplated hereby or thereby (including Purchasers’ agreement to purchase the Notes hereunder or the use or intended use of the proceeds thereof or any enforcement of any of the Note Documents (including the enforcement of the Guaranty)).

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Paragraph 11B may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

11C.        Consent to Amendments. This Agreement may be amended, and the Transaction Parties may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Transaction Parties shall obtain the written consent to such amendment, action or omission to act, of Company and the Required Holders except that, (1) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to this Agreement shall change the maturity of any Note, or change the principal of, or the rate or time of payment of interest on or any Prepayment Premium payable with respect to any Note, or affect the time, amount or allocation of any prepayments, or change the proportion of the principal amount of the Notes required with respect to any consent, amendment, waiver or declaration and (2) without the written consent of each Holder directly and adversely affected thereby, no amendment to this Agreement shall amend Paragraph 11B. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this Paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Transaction Parties and any Holder nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Holder. As used herein and in the Notes, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D.        Form, Registration, Transfer and Exchange of Notes; Lost Notes. The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to (1) reflect any principal amount not evenly divisible by $1,000,000 or (2) enable the registration of transfer by a holder of its entire holding of Notes; provided, however, that no such minimum denomination shall apply to Notes issued upon transfer by any holder of the Notes to any other entity or group of Affiliates with respect to which the Notes so issued or transferred shall be managed by a single entity. Subject to the limitations set forth in this Paragraph, any Holder may assign its Note (or its rights under this Agreement to any other Person. Notwithstanding the foregoing, no Note may be transferred to OTG, the Parent or any of its Subsidiaries (or any Affiliate or any of the foregoing) or, except if an Event of Default is continuing, to any Excluded Entity. Upon surrender for registration of transfer of any Note at the principal office of Company, Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of Company. Whenever any Notes are so surrendered for exchange, Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note (except to the extent the Company has received notice that such Note has been acquired by a bona fide purchaser). The Company may require (1) evidence to its satisfaction of the loss, theft, destruction or mutilation of such Note and (2) any indemnity that may be required to save Company and its agents harmless. Any Transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Paragraph 9.

The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the assignees of the Holders and the aggregate outstanding principal amount of each Note (and stated interest thereon) (each a “Registered Note”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error. A Note may be assigned or transferred in whole or in part only by registration of such assignment or transfer on the Register. The Company and the Holder (and any assignee of a Holder) shall treat each person whose name is recorded in the Register as a Holder hereunder for all purposes, including, without limitation, the right to receive payments of principal and interest hereunder, notwithstanding notice to the contrary. The Register shall be available for inspection by the Holders at any reasonable time and from time to time upon reasonable prior notice.

In the event that the Holder sells participations in a Note, the applicable Holder shall maintain a register on which it enters the name of all participants in its Note and the principal amount (and stated interest thereon) of the portion of the Note that is the subject of the participation (the “Participant Register”). An interest in a Note may be participated in whole or in part only by registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Company at any reasonable time and from time to time upon reasonable prior notice.

11E.         Persons Deemed Owners. Prior to due presentment for registration of transfer, Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on and any Prepayment Premium payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and Company shall not be affected by notice to the contrary.

11F.         Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Transaction Parties in connection herewith shall survive the execution and delivery of this Agreement, the Notes and the other Transaction Documents, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement, the Notes and the other Transaction Documents embody the entire agreement and understanding between the Purchasers and the Transaction Parties and supersede all prior agreements and understandings relating to the subject matter hereof.

11G.        Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

11H.        Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

11I.          Notices. All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) (or by telecopy if a copy thereof is sent on the same Business Day by one of the preceding methods) and (1) if to any Purchaser, addressed to such Purchaser at the address specified for such communications in the Purchaser Schedule attached hereto, or at such other address as such Purchaser shall have specified to the Company in writing, (2) if to any other Holder, addressed to such other Holder at such address as such other holder shall have specified to Company in writing or, if any such other Holder shall not have so specified an address to Company, then addressed to such other Holder in care of the last holder of such Note which shall have so specified an address to Company, and (3) if to any Transaction Party, addressed to it at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as such Transaction Party shall have specified for itself to each Holder in writing.

11J.         Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Prepayment Premium or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

11K.        Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory (but not reasonably satisfactory) to any Purchaser or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11L.       Governing Law. THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH NOTE DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

11M.       Submission to Jurisdiction and Service of Process. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY.

(I)	ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;
(II)	WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;
(III)	AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH PARAGRAPH 11I;
(IV)	AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;
(V)	AGREES THAT HOLDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND
(VI)	AGREES THAT THE PROVISIONS OF THIS PARAGRAPH 11M RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

11N.         Reserved.

11O.        Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS PARAGRAPH 11O AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES ISSUED HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

11P.        Judgments. Any payment made by any Transaction Party to any Holder or for the account of any such Holder in respect of any amount payable by Company in lawful currency of the United States, which payment is made in a foreign currency, whether pursuant to any judgment or order of a court or tribunal or otherwise, shall constitute a discharge of the obligations of Company only to the extent of the amount of lawful currency of the United States which may be purchased with such other foreign currency, on the day of payment. Company covenants and agrees that it shall, as a separate and independent obligation, which shall not be merged in any such judgment or order, pay or cause to be paid the amount payable in lawful currency of the United States and not so discharged in accordance with the foregoing.

11Q.        Currency. All moneys referred to in this Agreement, in the Notes and in the other Note Documents shall mean money which at the time is lawful money of the United States.

11R.        Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11S.         Descriptive Headings; Advice of Counsel; Interpretation. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Each party to this Agreement represents to the other parties to this Agreement than such party has been represented by counsel in connection with this Agreement, the Notes and the other Note Documents, that such party has discussed this Agreement, the Notes and the other Note Documents with its counsel and that any and all issues with respect to this Agreement, the Notes and the other Note Documents have been resolved as set forth herein. No provision of this Agreement, the Notes or any other Note Document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.

11T.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

11U.        Severalty of Obligations. The sales of securities to the Purchasers are to be several sales, and the obligations of the Purchasers under this Agreement are several obligations. No failure by any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Transaction Parties of any of its obligations hereunder, and no Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other Purchaser hereunder.

11V.        Confidentiality. Each Purchaser, each Holder and the Collateral Agent agrees (each on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any material non-public information supplied to it by the Transaction Parties pursuant to this Agreement or the other Note Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to such Person to be subject to a confidentiality obligation not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel or financial advisors for the Collateral Agent or any Holder, (iii) to (A) examiners, auditors or accountants or (B) any financial institution or other lender (and/or any agent, trustee or representative of such financial institution or lender) providing any loan or other extension of credit to or for the account of any Holder or any of its Affiliates, (iv) in connection with any litigation to which the Collateral Agent or any Holder is a party, (v) to any assignee or participant (or prospective assignee or participant), other than, except if an Event of Default is continuing, an Excluded Entity, so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Paragraph 11V, (vi) to its Affiliates and funds managed by its Affiliates, and to their respective investors, limited partners, directors, officers, employees and representatives or (vii) to the NAIC or any similar organization or any nationally recognized rating agency that requires access to information about a Holder’s investment portfolio in connection with ratings issued with respect to such Holder. Notwithstanding the foregoing, the Collateral Agent and each Holder may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the financing contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided to the Collateral Agent or any Holder relating to such tax treatment and tax structure. The Collateral Agent and each Holder agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Transaction Parties informed of such request or identification; provided that each Transaction Party acknowledges that the Collateral Agent and each Holder may make disclosure as required or requested by any Governmental Authority or representative thereof and that the Collateral Agent and each Holder may be subject to review by other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

11W.        Replacement of Holders in Certain Circumstances. If the Company is required to pay any Indemnified Taxes or additional amounts to any Holder or any Governmental Authority for the account of any Holder pursuant to Paragraph 4G and, in each case, such Holder has declined or is unable to designate a different lending office or if any Holder (other than Highbridge or any of its Affiliates or Related Funds) (a “Non-Consenting Holder”) has failed to consent to a proposed amendment, waiver, discharge or termination, Company shall have the right (unless such Non-Consenting Holder grants such consent), at their own cost and expense, to replace such Non-Consenting Holder by requiring such Non-Consenting Holder to assign its Notes to one or more assignees reasonably acceptable to Company; provided that: (i) all Obligations of Company owing to such Non-Consenting Holder being replaced shall be paid in full to such Non-Consenting Holder concurrently with such assignment and (ii) the replacement Holder shall purchase the foregoing by paying to such Non-Consenting Holder a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, Company, such Non-Consenting Holder and the replacement Holder shall otherwise comply with Paragraph 11D; and provided further that in no event will any replacement Holder be any Transaction Party or any of its Affiliates.

12.          COLLATERAL AGENT

12A.        Appointment of Collateral Agent. The Holders hereby appoint and authorize Highbridge to act for the Holders as the collateral agent in connection with the transactions contemplated by this Agreement and the other Note Documents on the terms set forth herein. The duties of the Collateral Agent are to (i) maintain, in accordance with its customary business practices, records reflecting the status of the Collateral and related matters and (ii) perform, exercise and enforce any and all rights and remedies of the Holders with respect to the Collateral.

12B.         Collateral Agent’s Resignation. The Collateral Agent may resign at any time by giving at least 30 days’ prior written notice of its intention to do so to each Holder and Company and upon the appointment, subject to Company’s consent so long as no Event of Default has occurred and is continuing, by the Holders of a successor Collateral Agent. If no successor Collateral Agent shall have been appointed and shall have accepted such appointment within 45 days after the resigning Collateral Agent’s giving of such notice of resignation, then the resigning Collateral Agent may appoint a successor Collateral Agent reasonably satisfactory to Company so long as no Event of Default has occurred and is continuing,. Upon the appointment of a new Collateral Agent hereunder, the term “Collateral Agent” shall for all purposes of this Agreement thereafter mean such successor. After any resigning Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Agreement shall continue to inure to the benefit of such resigning Collateral Agent as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

12C.         Standard of Conduct.

(1)      The Collateral Agent shall not be liable for any loss or damage, including fees and expenses of counsel, resulting from its action or omission to act or otherwise, as Collateral Agent, except for any loss, damage, claim or expense arising out of its own gross negligence or willful misconduct. The Collateral Agent may, with respect to questions of law, apply for and obtain the advice and opinion of competent counsel and shall be fully protected with respect to anything done or omitted by it in good faith and conformity with such advice or opinion.

(2)      The Collateral Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person.

12D.         Nature of Duties. The Collateral Agent shall have no duties or responsibilities whatsoever, as Collateral Agent, except such duties and responsibilities as are specifically set forth in this Agreement and no covenant or obligation shall be implied against the Collateral Agent in connection with this Agreement.

12E.          Indemnification. The Company agrees to indemnify the Collateral Agent and to hold it harmless against any and all out of pocket costs, expenses, damages, liabilities or claims, including reasonable and documented fees and expenses of counsel, which the Collateral Agent may sustain or incur or which may be asserted against the Collateral Agent by reason of or as a result of any action taken or omitted by the Collateral Agent in connection with operating under this Agreement or any Transaction Document, except those costs, expenses, damages, liabilities or claims arising out of the negligence or willful misconduct of the Collateral Agent or any of its employees. This indemnity shall be a continuing obligation of the Company notwithstanding the termination of this Agreement or any Transaction Document.

12F.     Collateral Matters.

(1)      The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or dispose of the Collateral or any portion thereof or to enhance the likelihood or maximize the amount of repayment by the Company of amounts due pursuant to the terms of this Agreement or the Notes. The Collateral Agent Advances shall be repayable on demand by the Company, be secured by the Collateral and shall bear interest at a rate per annum equal to the rate of interest then applicable for the Notes. The Collateral Agent shall notify each Holder and the Company in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance.

(2)      The Holders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon payment by the Company of all amounts due under this Agreement and the Notes (which shall not include unasserted contingent indemnification obligations) or (ii) approved, authorized or ratified in writing by the Holders. Upon request by the Collateral Agent at any time, the Holders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Paragraph 12F(2).

(3)      The Collateral Agent shall have no obligation whatsoever to any Holder to assure that the Collateral exists or is owned by Eric J. Blatstein or is cared for, protected or insured or has been encumbered or that the Liens granted to the Collateral Agent pursuant to this Agreement or any other Transaction Document have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent hereunder or in any other Transaction Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Holders.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK. SIGNATURES ON THE FOLLOWING PAGE.]

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterparts of this letter and return the same to Company, whereupon this letter shall become a binding agreement among Company and the Purchasers.

COMPANY:

OTG MANAGEMENT, LLC

By:
Name: Christopher J. Redd
Title: Secretary, Vice President & General Counsel

Notice Address:

335 WEST BUTLER AVENUE
STE. 120
CHALFONT, PA 18914

Note Purchase Agreement

THE FOREGOING AGREEMENT IS HEREBY ACCEPTED AS OF THE DATE FIRST ABOVE WRITTEN.

COLLATERAL AGENT:

HIGHBRIDGE PRINCIPAL STRATEGIES, LLC

By:
Name: Kevin Griffin
Title: Managing Director

Note Purchase Agreement

PURCHASERS:

HIGHBRIDGE PRINCIPAL STRATEGIES – MEZZANINE PARTNERS II DELAWARE SUBSIDIARY, LLC

By:	Highbridge Principal Strategies Mezzanine Partners II GP, L.P., as Manager

By:	Highbridge Principal Strategies, LLC, its General Partner

By:
Name: Alex Popov
Title: Managing Director

Note Purchase Agreement

HIGHBRIDGE PRINCIPAL STRATEGIES – OFFSHORE MEZZANINE PARTNERS MASTER FUND II, L.P.

By:	Highbridge Principal Strategies Mezzanine Partners II Offshore GP, L.P., its General Partner

By:	Highbridge Principal Strategies, LLC, its General Partner

By:
Name: Alex Popov
Title: Managing Director

Note Purchase Agreement

HIGHBRIDGE PRINCIPAL STRATEGIES – INSTITUTIONAL MEZZANINE PARTNERS II SUBSIDIARY, L.P.

By:	Highbridge Principal Strategies Mezzanine Partners II Offshore GP, L.P., as General Partner

By:	Highbridge Principal Strategies, LLC, its General Partner

By:
Name: Alex Popov
Title: Managing Director

Note Purchase Agreement